     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1995

                                                       REGISTRATION NO. 33-61573

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            _______________________

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         AGOURON PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                     33-0061928
(STATE  OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                             _______________________

           10350 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA  92037
                                 (619) 622-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 PETER JOHNSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AGOURON PHARMACEUTICALS, INC.
           10350 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA  92037
                                 (619) 622-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            _______________________

                                   COPIES TO:

      HARRY J. PROCTOR, ESQ.                  JOHN P. MCENROE, ESQ.
     FERRIS & BRITTON, A P.C.        PAUL, WEISS, RIFKIND, WHARTON & GARRISON
 401 WEST "A" STREET, SUITE 1600           1285 AVENUE OF THE AMERICAS
   SAN DIEGO, CALIFORNIA  92101           NEW YORK, NEW YORK  10019-6064

                            _______________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
    TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM                  PROPOSED MAXIMUM               AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)    OFFERING PRICE PER SHARE (2)   AGGREGATE OFFERING PRICE (2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.......    2,300,000               $28.56                      $65,693,750                 $22,653.02
====================================================================================================================================

(1) Includes 300,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933.

                            _______________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                         AGOURON PHARMACEUTICALS, INC.

                            ________________________


                             CROSS REFERENCE SHEET


         PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

ITEM NUMBER AND HEADING IN
FORM S-3 REGISTRATION STATEMENT        LOCATION IN PROSPECTUS
-------------------------------        ----------------------
1.   Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus........ Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back
      Cover Pages of Prospectus....... Inside Front and Outside Back Cover
                                        Pages

3.   Summary Information,  Risk
      Factors and Ratio of Earnings
      to Fixed Charges................ Prospectus Summary; Risk Factors;
                                        Incorporation of Certain Information
                                        by Reference

4.   Use of Proceeds.................. Use of Proceeds

5.   Determination of Offering
      Price........................... Inapplicable

6.   Dilution......................... Dilution

7.   Selling Security Holders......... Inapplicable

8.   Plan of Distribution............. Outside Front Cover Page; Underwriting

9.   Description of Securities
      to be Registered................ Outside Front Cover Page; Description of
                                        Securities

10.  Interests of Named Experts
      and Counsel..................... Inapplicable

11.  Material Changes................. Management's Discussion and Analysis of
                                        Financial Condition and Results of
                                        Operations; Business

12.  Incorporation of Certain
      Information by Reference........ Incorporation of Certain Information by
                                        Reference

13.  Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................... Inapplicable

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus; one is to be used in connection with an offering in the United States (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the alternate and additional pages that follow the form of the U.S. Prospectus.
Each of the alternate and additional pages for the International Prospectus included herein is labeled accordingly.

DESCRIPTION OF PAGE TWO (COLORED PICTURE):

Color artistic rendering of three-dimensional chemical structures of THYMITAQ and AG1343 transitioning into intravenous, capsule and tablet formulations, together with the following descriptive text;

"THYMITAQ (AG337) An inhibitor of the enzyme thymidylate synthase, THYMITAQ is being evaluated in phase II clinical trials as a drug for the treatment of malignant solid tumors."

"AG1343 An inhibitor of the enzyme HIV protease, AG1343 is being evaluated in phase II clinical trials as a drug for the treatment of HIV infection and AIDS."


                                 Company Logo

                         Agouron Pharmaceuticals, Inc.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED AUGUST 24, 1995

                               2,000,000 SHARES

                    [LOGO OF AGOURON PHARMACEUTICALS, INC.]

                                 COMMON STOCK

                                  -----------

  All of the shares of Common Stock offered hereby are being sold by Agouron Pharmaceuticals, Inc. Of the 2,000,000 shares of Common Stock offered, 1,600,000 are being offered hereby in the United States (the "U.S. Shares") and 400,000 shares are being offered in a concurrent international offering outside the United States and Canada. The price to the public and aggregate underwriting discounts and commissions per share will be identical for both offerings. See "Underwriting."

  The Common Stock is traded on The Nasdaq Stock Market under the symbol AGPH. On August 21, 1995, the closing sale price of the Common Stock as reported by Nasdaq was $34.25 per share. See "Price Range of Common Stock and Dividend Policy."

  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 5.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Underwriting
                                       Price     Discounts and   Proceeds to
                                     to Public   Commissions(1)   Company(2)
----------------------------------------------------------------------------
Per Share.........................   $            $              $
----------------------------------------------------------------------------
Total.............................  $            $              $
----------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-
 Allotment Option(3)..............  $            $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting."
(2) Before deducting expenses estimated at $350,000, which are payable by the Company.
(3) Assuming exercise in full of the 45-day option granted by the Company to the Underwriters to purchase up to 300,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                                  -----------

  The U.S. Shares are offered by the U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by the U.S. Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock offered hereby will be made in New York City on or
about             , 1995.

                                  -----------

PAINEWEBBER INCORPORATED                           ROBERTSON, STEPHENS & COMPANY

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS       , 1995.

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."

                          ---------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Agouron's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A having an effective date of June 16, 1987 (file number 0-15609), are hereby incorporated by reference in this Prospectus, except as superseded or modified herein. All documents filed with the Securi-ties and Exchange Commission (the "Commission")pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement con-tained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Pro-spectus to the extent that a statement contained herein or in any other subse-quently filed document which also is or is deemed to be incorporated by refer-ence herein modifies or supersedes such statement. Any such statement so modi-fied or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. Agouron will provide without charge to each person, including any beneficial owner, to whom this Prospectus is deliv-ered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at Agouron's executive offices at 10350 North Torrey Pines Road, La Jolla, California 92037; (619) 622-8000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. The shares of Common Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                THE COMPANY

  Agouron Pharmaceuticals, Inc. ("Agouron" or the "Company") is a pioneer and leader in technologies for the atom by atom design of novel synthetic drugs based upon the molecular structures of target proteins which play key roles in human disease. The Company is conducting phase II clinical trials of two drugs generated by these design technologies: VIRACEPT(TM) (formerly AG1343) for treatment of HIV infection and THYMITAQ(TM) (formerly AG337) for treatment of malignant solid tumors. In addition, ten preclinical programs are in progress for discovery and development of other new drugs in the fields of cancer, viral diseases and immuno-inflammatory disease.

  VIRACEPT, an orally administered inhibitor of the enzyme HIV protease, has been the subject of two four-week pilot phase II studies evaluating the acute anti-HIV activity and safety of alternative doses of the drug. The first pilot phase II study evaluated two daily dose levels of VIRACEPT administered in a capsule formulation to 20 HIV-infected patients in England. The second pilot phase II study evaluated three daily dose levels (two of which were higher than those in the English study) of VIRACEPT administered in a tablet formulation to 30 patients at two centers in the United States. In nearly all patients in these studies, VIRACEPT reduced the amount of HIV and/or increased the number of CD4+ T cells (primary cells of the immune system) detectable in blood. Additionally, VIRACEPT has been reported to be safe and well tolerated in the pilot phase II studies. On the basis of these results and other factors, Agouron and the pharmaceutical division of Japan Tobacco Inc. ("JT") have recently announced their decision to proceed collaboratively with large-scale clinical trials of VIRACEPT. In connection with this decision, JT has made a milestone-related payment to Agouron of $24,000,000. Agouron intends to initiate large-scale clinical trials in calendar 1995 which, if successful, could lead to the submission of a New Drug Application ("NDA") to the U.S. Food and Drug Administration ("FDA") for VIRACEPT in calendar 1997.

  THYMITAQ, an inhibitor of the enzyme thymidylate synthase ("TS"), is being tested clinically as a chemotherapeutic agent for treatment of malignant solid tumors associated with cancer of the colon, lung, prostate, pancreas, liver and head/neck. In a majority of more than 50 evaluable patients treated to date in six ongoing phase II studies in the United States, an intravenous formulation of THYMITAQ has stabilized previously progressive malignant disease and, in some patients, caused significant reductions in the mass of solid tumors. An oral formulation of THYMITAQ is also being developed. If satisfied with the results of these phase II studies, Agouron intends to initiate pivotal trials of THYMITAQ in one or more types of solid tumors in calendar 1995 which, if successful, could lead to the submission of a NDA for THYMITAQ in calendar 1997.

  Agouron's goal is to become profitable from the sale of differentiated drugs generated principally from its own drug discovery and development efforts. To augment its technical capabilities, to enhance the likelihood of successful commercialization of its products and to offset some of its operating costs, the Company has entered into certain collaborative research and development arrangements with other companies. Agouron has generally retained significant commercial rights in drugs developed in its collaborative research and development programs. The Company anticipates that any successfully developed products will be commercialized through its own direct sales and marketing activities in certain markets or, where appropriate, through manufacturing and marketing relationships with other pharmaceutical companies.

  In collaboration with the pharmaceutical division of JT, Agouron is engaged in the development of VIRACEPT for treatment of HIV infection, as well as in the design of drugs for treatment of infections caused by hepatitis C, the herpes family of viruses and rhinoviruses--the most frequent cause for the common cold. Under agreements with JT, Agouron retains exclusive commercial rights to these anti-viral products in the United States, Canada and Mexico, generally subject to the payment either of royalties or a share of profits to JT.

  In collaboration with Syntex (U.S.A.) Inc. (now a subsidiary of Roche Holdings, Inc.) ("Roche"), Agouron is pursuing the design and development of inhibitors of matrix metalloproteases ("MMPs") intended to intervene in the degradation of bone and connective tissue in arthritis, and in the invasion, growth and metastasis of malignant solid tumors. Agouron retains exclusive commercial rights to products from the collaboration in the field of cancer, subject to the payment of royalties to Roche.

                               THE OFFERING

Common Stock Offered by the Company..........  2,000,000 shares of Common Stock, no par value ("Common Stock")
Common Stock to be Outstanding after the Of-   9,359,282 shares (1)
fering.......................................
Use of Proceeds..............................  For research, preclinical and clinical product development, to establish sales,
                                               marketing and manufacturing capabilities
                                               and for capital expenditures, working capi-
                                               tal and other corporate purposes. See "Use
                                               of Proceeds."
Nasdaq Stock Market Symbol...................  AGPH

--------
(1) Based on the shares outstanding at June 30, 1995. Excludes (i) 2,585,692 shares of Common Stock issuable upon the exercise of options outstanding at June 30, 1995 under the Company's stock option plans, (ii) 340,672 shares of Common Stock available for future grants under such plans and (iii) 45,000 shares of Common Stock issuable upon the exercise of warrants outstanding at June 30, 1995.

                         SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          FISCAL YEAR ENDED JUNE 30,
                                    -------------------------------------------
                                     1991     1992     1993     1994     1995
                                    -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Revenues..........................  $ 4,795  $ 6,847  $ 9,970  $17,651  $27,961
Research and development costs and
 expenses.........................    9,353   13,142   17,404   23,957   36,317
Net loss..........................   (6,621)  (9,132)  (9,829)  (9,462) (12,939)
Net loss per common share.........    (1.42)   (1.47)   (1.40)   (1.31)   (1.77)
Shares used in computing per share
 amount...........................    4,674    6,199    6,997    7,241    7,296

                                                               JUNE 30, 1995
                                                            --------------------
                                                                         AS
                                                            ACTUAL  ADJUSTED (1)
                                                            ------- ------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......... $20,244   $84,244
Working capital............................................   8,837    72,837
Total assets...............................................  27,097    91,097
Long-term liabilities......................................   1,884     1,884
Stockholders' equity (2)...................................  12,591    76,591

--------

(1) As adjusted to give effect to the sale of 2,000,000 shares of Common Stock in this offering, assuming a public offering price of $34.25 per share and net proceeds of approximately $64,000,000. See "Use of Proceeds."

(2)The Company has never declared or paid dividends on its Common Stock.

                                  RISK FACTORS

  An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

EARLY STAGE OF PRODUCT DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

  The Company has not yet completed the development of any products and does not expect to have any products commercially available for several years, if at all. While the Company has received regulatory approval to begin human clinical testing for three of its compounds, these and other compounds currently being developed by the Company will require further research and development, including extensive additional preclinical and human clinical testing, prior to submission of any regulatory application for commercial sale of such compounds. There can be no assurance that further research and development will be successful or will result in drugs that will qualify for approval by regulatory authorities for commercial sale. In addition, clinical testing of a pharmaceutical product is itself subject to approvals by various governmental regulatory authorities. No assurance can be given that the Company will be permitted by regulatory authorities to conduct planned additional clinical testing of the Company's compounds in any particular country of the world, including the United States, or that, if permitted, such additional clinical testing will prove that such drugs are safe and efficacious to the extent necessary to permit the Company to obtain marketing approvals for them from regulatory authorities. The Company may encounter problems or delays relating to research and development, regulatory approval and manufacturing and the failure to address such problems or delays could have a material adverse effect on the Company's business and prospects. Even if FDA and foreign regulatory approvals for the marketing of any products being developed by the Company are obtained, there can be no assurance that such products will be accepted and successful in the marketplace.

  While the Company believes it has demonstrated the utility of certain of its potential products in initial preclinical testing and in initial phase I and phase II human clinical trials, extensive further preclinical and clinical testing of these potential products is required before the Company can obtain marketing approval from regulatory authorities. Furthermore, results obtained in initial preclinical studies or in initial phase I and phase II human clinical trials are not necessarily indicative of results that will be obtained in subsequent or more extensive preclinical or clinical testing. Additionally, no drug discovered by use of structure-based drug design has yet been successfully developed, approved by FDA or marketed. Furthermore, one of the Company's potential products, VIRACEPT, is an HIV protease inhibitor which has not been extensively tested in large-scale clinical trials. Technological uncertainty exists regarding the development of resistance to HIV protease inhibitors by human subjects. There can be no assurance that disease resistance will not limit the efficacy of the Company's HIV protease inhibitor. Within the pharmaceutical industry, treatment of the disease indications being pursued by the Company, especially HIV infection, AIDS and cancer, has proven difficult. There can be no assurance that drugs resulting from the approach of protein structure-based drug design employed by the Company will overcome the difficulties of drug discovery and development in these or other fields or result in commercially successful products.

UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING

  Before obtaining regulatory approvals for the commercial sale of any of its products, Agouron must undertake extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. To date, the Company has conducted initial preclinical testing of certain of its drugs and has tested VIRACEPT and THYMITAQ only in limited numbers of patients in phase I and phase II clinical studies in Europe and the United States. The results of initial preclinical and clinical testing of these and other products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Additionally, the Company has made and may in the future make changes to the formulation of its drugs and/or to the processes for manufacturing its drugs. Any such future changes in formulation or manufacturing processes could result in delays in conducting further preclinical and clinical testing, in unexpected adverse results in further preclinical and clinical testing, and/or in additional development expenses. Furthermore, there can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals of such products. Companies in the industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product, and would have a material adverse effect on the Company.

  Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. In an attempt to evaluate the potential toxicities or side effects of VIRACEPT, THYMITAQ and AG331 (a second TS inhibitor), the Company has conducted initial toxicology studies of these compounds in animals. On the basis of results to date from such toxicological studies, the Company has selected for human clinical testing dose levels of its drugs and periods of exposure to its drugs which, in the Company's judgment, are unlikely to produce unacceptable toxicities or side effects in humans. However, there can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or of human clinical trials of the Company's drugs. The appearance of any such unacceptable toxicities or side effects in toxicology studies or in human clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's drugs and could ultimately prevent their being approved by FDA or foreign regulatory authorities for any or all targeted indications. Even after being approved by FDA or foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients.

  The rate of completion of clinical trials is dependent upon, among other factors, the rate of enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are completed the Company will be able to submit a NDA as scheduled or that any such application will be reviewed and approved by FDA in a timely manner, or at all.

HISTORY OF OPERATING LOSSES

  To date, most of the Company's revenues have consisted of funds received pursuant to collaborative research and development arrangements, grants from the National Institutes of Health ("NIH") and interest income. The Company has not generated revenues from the commercialization of any products. The Company has had net operating losses since its inception and, as of June 30, 1995, had an accumulated deficit of approximately $63,500,000. The Company expects to incur substantial net operating losses for at least the next several years. Such losses may fluctuate from quarter to quarter depending on several factors including the status of the Company's research, development and clinical trial programs and on the timing and receipt of fees from collaborative relationships. Such losses will continue unless and until such time as product approvals are obtained and product sales generate sufficient revenue to offset expenses and generate sufficient cash flow to fund continuing operations. The Company's ability to achieve a profitable level of operations is dependent on successfully completing the development of certain of its products. There can be no assurance that any or all of these events will occur or that the Company will ever achieve product revenues or profitable operations.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL

  The Company has expended more than $120,000,000 on research and development activities and intends in the future to expend substantial additional funds to continue research and development activities, conduct preclinical studies and tests, conduct human clinical trials, establish manufacturing, sales and marketing capabilities and market any approved products. Additional funds may be required in connection with collaborative arrangements with others and for working capital and other general corporate needs.

  The Company believes that its current capital resources, existing contractual commitments, a JT milestone payment of $24,000,000 which was received on August 24, 1995 and the proceeds of this offering, will enable it to maintain its current and planned operations through at least fiscal 1997. However, no assurance can be given that there will be no change in the Company's operations that would consume available resources more rapidly than anticipated. Additional funding may be required before the commercialization of any products. The Company's future capital requirements will depend on many factors, including the progress of research and development, the scope and results of preclinical studies and clinical trials, the cost, timing and outcome of regulatory reviews, the rate of technological advances, the market acceptance of any approved Company products, administrative and legal expenses and competitive factors. To the extent the Company's capital resources are insufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through equity or debt financings, collaborative or other arrangements with corporate partners, licensees and others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or eliminate expenditures for certain of its programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, any of which would have a material adverse effect on the Company. See "Use of Proceeds."

DEPENDENCE ON OTHERS

  The Company's strategy for development and commercialization of certain of its products entails entering into various arrangements with corporate partners, licensees and others, and upon the subsequent success of these partners, licensees and others in performing preclinical and clinical testing, obtaining regulatory approvals, manufacturing and marketing. These arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. In the event the Company determines to license or sublicense certain of its commercial rights, there can be no assurance such arrangements will not result in reduced product revenue to the Company. While the Company believes its partners, licensees and others will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements, that any of the Company's current strategic arrangements will be continued or that the Company will be able to enter into future collaborations.

  Under the provisions of certain agreements entered into between the Company and JT, JT has agreed to collaborate on the discovery, development, commercialization and marketing of certain novel therapeutic drugs including VIRACEPT, anti-hepatitis C and anti-herpes drugs and to make certain payments related thereto to the Company. In the event JT fails to make any of the anticipated payments, or otherwise delays in the making of any of the payments, such event could have a material adverse effect on the Company. See "Business-- Research and Development Agreements--Japan Tobacco Inc."

LACK OF MANUFACTURING CAPABILITIES

  The Company has not yet manufactured at a commercial scale and currently does not have the facilities to manufacture its product candidates in commercial quantities under current good manufacturing practices ("GMP") prescribed by FDA. To be successful, if approved by FDA, the Company's products must be manufactured in commercial quantities under GMP and at acceptable costs. Although the Company is producing clinical quantities of certain chemical compounds in certain of its laboratory facilities that have undergone GMP inspections and been approved by the State of California, and has business relationships with manufacturers to supply significant portions of its clinical trial material requirements, the current facilities and manufacturing relationships of the Company are not adequate to meet anticipated commercial production needs. Therefore, the Company will need to develop additional manufacturing facilities and/or be dependent upon its collaborators, licensees or upon contract manufacturers for the commercial manufacture of products it may develop. The Company has no experience in such commercial manufacturing and no assurance can be given that the Company will be able to make the transition to commercial production successfully or be able to arrange for contract manufacturing. In the event the Company is unable to obtain contract manufacturing on acceptable terms, its ability to commercialize or timely deliver its products at acceptable cost may be adversely affected.

LACK OF SALES AND MARKETING CAPABILITIES

  The Company has no experience in the sales, marketing and distribution of pharmaceutical products and will have to develop a pharmaceutical sales force and/or rely on collaborators, licensees or on arrangements with others to provide for the sales, marketing and distribution of any products approved by FDA or foreign regulatory authorities. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or make arrangements with its collaborators, licensees or others to perform such activities or that such efforts will be successful. Further, there can be no assurance that any products, if approved, will gain market acceptance.

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company seeks to protect its proprietary technology by means of patents, trade secrets and unpatented proprietary know-how. The Company has applied for, and will in the future apply for United States and foreign patents, patents for certain of its technology and products. Most of the Company's products are expected to be synthetic chemical compounds, the patentability of which will be determined under principles and procedures well established by the United States Patent Office under United States patent law. No assurance can be given that the Company's patent applications will issue as patents or that any patents that may be issued will provide Agouron with adequate protection for the covered products or technology.

  Many of the processes and much of the know-how of importance to the Company's technology are dependent upon the skills, knowledge and experience of its scientific and technical personnel; such skills, knowledge and experience are not patentable. To help protect its rights, the Company requires all employees, significant consultants and advisors, and collaborators to enter into confidentiality agreements with Agouron. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, the Company may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets, know-how or other proprietary information. There can be no assurance that the Company's activities will not infringe on the patents or proprietary rights of others. The commercial success of the Company will also depend in part on not infringing patent or proprietary rights of others and not breaching any licenses granted to the Company. There can be no assurance that the Company will be able to obtain a license to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to any technology that it may require to commercialize any of its products may have a material adverse effect on the Company.

  The cost of obtaining and enforcing patent protection and of protecting proprietary technology may involve a substantial commitment of the Company's resources. Any such commitment may divert resources from other areas of the Company.

TECHNOLOGICAL CHANGE AND COMPETITION

  The pharmaceutical and biotechnology industries are subject to intense competition and rapid technological change. The Company believes that industry-wide interest in the application of protein structure-based drug design and related technology will continue and may accelerate as the technology becomes more widely understood. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical, biotechnology and chemical companies, universities and other research organizations. For example, the Company is aware of several pharmaceutical companies that have HIV protease inhibitors, some of which are in more advanced stages of clinical development than VIRACEPT, including those of Abbott Laboratories, Inc., Merck & Co., Inc. and Roche Holdings, Inc. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive.

  Many of the Company's competitors have substantially greater financial and technical resources and production and marketing capabilities and experience than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting preclinical testing and human clinical trials of new pharmaceutical products and in obtaining FDA and other regulatory approvals of products. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. If the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and sales and marketing capabilities, areas in which it currently has no experience.

GOVERNMENT REGULATION

  Preclinical studies, clinical trials and the production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Rigorous preclinical and clinical testing and obtaining regulatory approvals can take many years and require the expenditure of substantial resources. Failures or delays by the Company or its collaborators or licensees in obtaining regulatory approvals would adversely affect the marketing of products developed by the Company and the Company's ability to receive product revenues or royalties. Further, there can be no assurance that the Company or its collaborators or licensees will be able to obtain necessary regulatory approvals. There can be no assurance that clinical data will be accepted by regulatory agencies or that any approvals will be granted on a timely basis, if at all. Any significant delays or requests to provide additional data in the approval process could have a material adverse effect on the Company. See "Business--Government Regulation."

  If regulatory approval of a drug is obtained, such approval may involve limitations and restrictions on the drug's use. In addition, any marketed drug and its manufacturer are subject to continual governmental review and any subsequent discovery of previously unrecognized problems could result in restrictions on the product or manufacturer, including, without limitation, withdrawal of the product from the market. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

  Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with Agouron's research and development work. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT AND PRODUCT PRICING

  The Company's ability to commercialize products successfully will depend in part on reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business.

  Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations, such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products. The cost containment measures that health care providers are instituting and the effect of any health care reform could materially adversely affect the Company's ability to sell its products if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

  The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability and there can be no assurance that product liability claims will not be asserted against the Company, its collaborators or its licensees. The Company currently has only limited amounts of product liability insurance for clinical trials and there can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or that such insurance will provide adequate coverage against any potential claims. Furthermore, there can be no assurance that any collaborators and licensees of Agouron will agree to indemnify the Company, be sufficiently insured or have a sufficient net worth to protect the Company from any product liability claims.

USE OF HAZARDOUS MATERIALS

  The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have a material adverse effect on the financial condition of the Company.

ATTRACTION AND RETENTION OF PERSONNEL

  The future success of the Company will depend in large part on its ability to continue to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that Agouron will be able to attract and retain the personnel necessary for the development of its business. In addition, much of the know-how developed by the Company resides in its scientific and technical personnel and such know-how is not readily transferable to other scientific and technical personnel. Further, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as manufacturing and marketing, will require the addition of new technical and management personnel and the development of additional expertise by existing personnel. The loss of or failure to recruit scientific, technical and managerial personnel could have a material adverse effect on the Company.

DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares. Further dilution will occur upon the exercise of outstanding stock options and warrants, the expiration dates of which do not occur for a number of years. The Company has never declared or paid dividends on its Common Stock to date and does not anticipate paying any dividends in the foreseeable future. See "Dilution."

VOLATILITY OF STOCK PRICE

  The market price of the Common Stock has in recent years fluctuated significantly and it is likely that the price of the Common Stock will fluctuate in the future. Announcements by the Company or others regarding its existing and future collaborations, results of clinical trials, scientific discoveries, technological innovations, commercial products, patents or proprietary rights or regulatory actions may have a significant adverse effect on the market price of the Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

                                USE OF PROCEEDS

  The net proceeds to be received by Agouron from the sale of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be $64,000,000 ($73,500,000 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $34.25 per share. The Company currently intends to use the net proceeds in the following approximate amounts: product research, development and preclinical and clinical testing, $44,000,000; sales, marketing and manufacturing infrastructure, $10,000,000; capital equipment and facilities, including scientific equipment and computers, $5,000,000; and the balance of the net proceeds, if any, will be added to the Company's working capital and made available for general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon a number of factors, including the status of competitive products, the progress of the Company's research and development programs, timing of regulatory approvals, technological advances and determinations as to the commercial potential of the Company's products. In addition, the Company's research and development expenditures will vary as projects are added, expanded or terminated as a result of variations in funding from existing or future collaborative partners. The Company reserves the right to reallocate the proceeds of this offering in response to these and related contingencies. To the extent the offering proceeds are less than estimated herein, the Company would expect to reduce the proceeds allocated to clinical and preclinical testing. The Company believes that its current capital resources, existing contractual commitments, a $24,000,000 milestone payment received from JT on August 24, 1995 and the net proceeds of this offering will enable it to maintain its current and planned operations through at least fiscal 1997. Additional funding may be required before the commercialization of any products. See "Risk Factors--Additional Financing Requirements and Access to Capital."

  Until applied to any of the foregoing uses, the net proceeds of the offering will be invested by the Company in interest-bearing deposit accounts, certificates of deposit or similar financial instruments. The Company will invest its liquid assets in a manner that will not subject it to regulation under the Investment Company Act of 1940.


                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1995 and as adjusted to reflect the sale of the shares of Common Stock offered hereby. See "Use of Proceeds."

                                                               JUNE 30, 1995
                                                             ------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             --------  --------
                                                              (IN THOUSANDS)
      Long-term liabilities................................  $  1,884  $  1,884
                                                             --------  --------
      Stockholders' equity:
       Common Stock, no par value, 75,000,000 shares autho-
        rized, 7,359,282 shares issued and outstanding and
        9,359,282 shares outstanding as adjusted(1)........    76,113   140,113
       Accumulated deficit.................................   (63,522)  (63,522)
                                                             --------  --------
       Total stockholders' equity..........................    12,591    76,591
                                                             --------  --------
       Total capitalization................................  $ 14,475  $ 78,475
                                                             ========  ========

--------
(1) Excludes 2,926,364 shares reserved for issuance under the Company's Stock Option Plans (of which 2,585,692 shares were subject to outstanding options) and 45,000 shares reserved for issuance under outstanding warrants.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock trades on The Nasdaq Stock Market under the symbol AGPH. The following table sets forth the high and low sale prices as reported by Nasdaq for the fiscal periods indicated.

      FISCAL 1994
       Quarter ended September 30............................... $10 1/4 $ 7 3/4
       Quarter ended December 31................................  12 1/2   8 3/4
       Quarter ended March 31...................................  16 3/4   9 1/2
       Quarter ended June 30....................................  14 1/4   9 3/4
      FISCAL 1995
       Quarter ended September 30...............................  13 3/4   9 3/4
       Quarter ended December 31................................  13 1/4  10
       Quarter ended March 31...................................  19      10 7/8
       Quarter ended June 30....................................  27 1/4  15
      FISCAL 1996
       Quarter ending September 30, 1995 (through August 21)....  35 1/4  23 1/4

  On August 21, 1995, the last sale price of the Common Stock as reported by The Nasdaq Stock Market was $34.25 per share. There were approximately 5,000 beneficial owners of the Common Stock as of such date.

  The Company has not declared any dividends on the Common Stock and does not intend to declare any cash dividends on the Common Stock in the foreseeable future.

                                   DILUTION

  As of June 30, 1995, the net tangible book value of the Company was $12,591,000, or $1.71 per share of Common Stock. Net tangible book value per share is equal to net tangible assets (tangible assets of the Company less total liabilities) divided by the 7,359,282 shares of Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock by the Company in this offering and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1995 would have been $76,591,000, or $8.18 per share of Common Stock. This represents an immediate increase in net tangible book value of $6.47 per share to existing shareholders and an immediate dilution of $26.07 per share to new investors. The following table illustrates the pro forma dilution of a new investor's equity in a share of Common Stock as of June 30, 1995:

      Assumed public offering price...............................       $34.25
      Net tangible book value before offering..................... $1.71
      Increase attributable to new investors......................  6.47
                                                                   -----
      Pro forma net tangible book value after offering............         8.18
                                                                         ------
      Dilution of net tangible book value to new investors........       $26.07
                                                                         ======

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following data for the years ended June 30, 1991, 1992, 1993, 1994 and 1995 have been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The information presented below should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related notes included elsewhere in this Prospectus. See "Incorporation of Certain Information by Reference."

                                            YEAR ENDED JUNE 30,
                                  --------------------------------------------
                                   1991     1992     1993     1994      1995
                                  -------  -------  -------  -------  --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract....................... $ 3,781  $ 5,307  $ 8,266  $16,301  $ 26,722
  Interest.......................   1,014    1,540    1,704    1,350     1,239
                                  -------  -------  -------  -------  --------
    Total revenues...............   4,795    6,847    9,970   17,651    27,961
                                  -------  -------  -------  -------  --------
Costs and Expenses:
  Research and development.......   9,353   13,142   17,404   23,957    36,317
  General and administrative.....   1,880    2,519    2,127    2,961     4,358
  Interest.......................     183      318      268      195       225
                                  -------  -------  -------  -------  --------
    Total expenses...............  11,416   15,979   19,799   27,113    40,900
                                  -------  -------  -------  -------  --------
Net loss......................... $(6,621) $(9,132) $(9,829) $(9,462) $(12,939)
                                  =======  =======  =======  =======  ========
Net loss per common share........  $(1.42)  $(1.47)  $(1.40)  $(1.31)   $(1.77)
                                  =======  =======  =======  =======  ========
Shares used in computing per
 share amounts...................   4,674    6,199    6,997    7,241     7,296
BALANCE SHEET DATA:
Working capital.................. $ 8,978  $35,115  $29,933  $21,039  $  8,837
Total assets.....................  15,672   45,625   41,721   37,178    27,097
Long-term liabilities............   1,179    3,050    2,613    2,285     1,884
Stockholders' equity.............  10,620   37,517   33,757   24,852    12,591
Dividends per common share(1)....     --       --       --       --        --

--------
(1) The Company has never declared or paid dividends on the Common Stock.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company has been primarily engaged in the research and development of human pharmaceuticals utilizing protein structure-based drug design since its inception in 1984. Such research and development has been funded from the Company's equity-derived working capital, through collaborative arrangements with other companies and through grants from the National Institutes of Health. The Company's net operating losses incurred since inception are primarily a result of the Company's independent research and development activities. Net losses for the fiscal years ended June 30, 1993, 1994 and 1995 were $9,829,000, $9,462,000 and $12,939,000. As product sales may not begin for several years and preclinical and clinical development activities and costs are increasing in certain research and development programs, it is anticipated that net operating losses will continue and will increase in the next several years.

RESULTS OF OPERATIONS

  Collaborative research and development agreements with Japan Tobacco Inc. ("JT"), Syntex (U.S.A.) Inc. (now a subsidiary of Roche Holdings, Inc.) ("Roche"), Schering-Plough Corporation ("Schering") and Eli Lilly and Company ("Lilly") accounted for approximately 94%, 94% and 97% of the Company's total contract revenue for 1993, 1994 and 1995. Total contract revenue for 1994 increased approximately 97% over 1993 due principally to the effect of a full year of activities on the collaborative programs covered by the 1992 agreement with JT ("JT 1992") and the June 1993 collaborative agreement with Roche, and the initiation of work on additional collaborative programs with JT under an expanded research agreement established in February 1994 ("JT 1994"). Partially offsetting these increases was the absence of any funding in 1994 from Lilly due to the completion of a collaborative research program in April 1993. Total contract revenues for 1995 increased approximately 64% over 1994 due principally to an anti-HIV collaboration with JT initiated in December 1994 ("JT HIV"), the effect of a full year of program activities associated with JT 1994 and increased activities for research programs with Roche. These increases were partially offset by the absence of funding in 1995 from Schering due to the completion of a collaborative research program in April 1994. The Company anticipates that its contract revenues for 1996 will exceed the level of such revenues recognized in 1995.

  Interest income decreased by approximately 21% from 1993 to 1994 and 8% from 1994 to 1995, primarily due to a generally declining portfolio of cash, cash equivalents and short-term investments which were utilized to fund operations. The Company anticipates that interest income will increase in 1996.

  Research and development spending increased by approximately 38% from 1993 to 1994 and by approximately 52% from 1994 to 1995, due principally to staff-related expenses and third-party costs associated with increasing preclinical and clinical development activities associated with the Company's leading product candidates: THYMITAQ for the treatment of cancer and VIRACEPT for the treatment of HIV infections and AIDS. Collaborator-funded program expenditures representing 55%, 45% and 65% of total research and development costs and expenses in 1993, 1994 and 1995, generated a significant majority of the increases in research and development costs and expenses. The Company's self-funded research and development programs generated approximately 45%, 55% and 35% of total research and development costs and expenses in 1993, 1994 and 1995. Of such self-funded costs during 1993, 1994 and 1995, approximately 60%, 44% and 49% was dedicated to the preclinical and clinical development of anti-proliferative drugs in the Company's most advanced programs. The Company anticipates that total research and development costs and expenses will increase in 1996 in response to expanding drug design efforts on various projects and increasing preclinical and clinical studies associated with several of the Company's product development programs.

  General and administrative costs and expenses represented approximately 11% of total costs and expenses in each of 1993, 1994 and 1995. The increase in absolute dollar spending for such costs from 1993 to 1994 was due mainly to certain administrative costs associated with the JT collaborations and increased occupancy costs related to additional leased facilities. The increase from 1994 to 1995 was due to increasing average staff levels (approximately 36%) and staff-related expenditures and certain administrative costs associated with the JT collaborations. The Company anticipates that total general and administrative costs and expenses will increase in 1996 due to additional staff, costs associated with planned facility expansion and increasing commercial development and sales and marketing activities.

  Interest expense declined by approximately 27% from 1993 to 1994 and increased by approximately 15% from 1994 to 1995 due to fluctuations in interest rates and the level of debt and capital lease obligations from year to year.

FINANCIAL CONDITION

 Liquidity and Capital Resources

  Since its inception, the Company's cash expenditures have substantially exceeded its revenues and the Company has relied primarily on equity, lease and debt financing and various collaborative arrangements to fund its operations and capital expenditures. To date, the Company has raised net equity proceeds of approximately $76,100,000, principally from corporate and venture capital investors and through its public offerings in calendar 1987, 1989 and 1991. The Company believes that its current capital resources, existing contractual commitments, a JT milestone payment of $24,000,000 which was received on August 24, 1995 and the net proceeds of this offering, will be sufficient to meet its operating needs through fiscal 1997. This belief is based on current research and clinical development plans, the current regulatory environment, historical industry experience in the development of therapeutic drugs and general economic conditions. The Company believes that additional funding may be required before the commercialization of any products. As a result, the Company anticipates pursuing various financing alternatives such as collaborative arrangements and additional public offerings or private placements of Company common or preferred stock. If such alternatives are not available, the Company may be required to delay or eliminate expenditures for certain of its potential products under development or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

CAPITAL EXPENDITURES

  During 1995, capital expenditures totaled $2,032,000 compared with $1,829,000 and $3,186,000 during 1994 and 1993, of which $17,000, $58,000 and $85,000 were financed through capital lease obligations. Of the total capital expenditures during 1993, 1994 and 1995, approximately $1,202,000, $119,000 and $130,000 represented leasehold improvement costs associated with certain of the Company's scientific and administrative facilities. With the exception of the leasehold improvement costs incurred during 1993, 1994 and 1995, virtually all of the capital expenditures during 1993, 1994 and 1995 represented laboratory equipment and scientific instrumentation necessary to support an expanding research and development effort.

  Capital expenditures during 1996 are expected to be approximately $2,200,000 to support product manufacturing, development and research activities. The Company may utilize lease or debt financing for certain expenditures if available on acceptable terms.

                                    BUSINESS

OVERVIEW

  Agouron is a pioneer and leader in technologies for the atom by atom design of novel synthetic drugs based upon the molecular structures of target proteins which play key roles in human disease. The Company is conducting phase II clinical trials of two drugs generated by these design technologies:
VIRACEPT(TM) (formerly AG1343) for treatment of HIV infection, and THYMITAQ(TM) (formerly AG337) for treatment of malignant solid tumors. In addition, ten preclinical programs are in progress for discovery and development of other new drugs in the fields of cancer, viral diseases and immuno-inflammatory disease.

  VIRACEPT, an orally administered inhibitor of the enzyme HIV protease, has been the subject of two four-week pilot phase II studies evaluating the acute anti-HIV activity and safety of alternative doses of the drug. The first pilot phase II study evaluated two daily dose levels of VIRACEPT administered in a capsule formulation to 20 HIV-infected patients in England. The second pilot phase II study evaluated three daily dose levels (two of which were higher than those in the English study) of VIRACEPT administered in a tablet formulation to 30 patients at two centers in the United States. In nearly all patients in these studies, VIRACEPT reduced the amount of HIV and/or increased the number of CD4+ T cells (primary cells of the immune system) detectable in blood. Additionally, VIRACEPT has been reported to be safe and well tolerated in the pilot phase II studies. On the basis of these results and other factors, Agouron and the pharmaceutical division of JT have recently announced their decision to proceed collaboratively with large-scale clinical trials of VIRACEPT. In connection with this decision, JT has made a milestone-related payment to Agouron of $24,000,000. Agouron intends to initiate large-scale clinical trials in calendar 1995 which, if successful, could lead to the submission of a NDA to FDA for VIRACEPT in calendar 1997.

  THYMITAQ, an inhibitor of the enzyme thymidylate synthase ("TS"), is being tested clinically as a chemotherapeutic agent for treatment of malignant solid tumors associated with cancer of the colon, lung, prostate, pancreas, liver and head/neck. In a majority of more than 50 evaluable patients treated to date in six ongoing phase II studies in the United States, an intravenous formulation of THYMITAQ has stabilized previously progressive malignant disease and, in some patients, caused significant reductions in the mass of solid tumors. An oral formulation of THYMITAQ is also being developed. If satisfied with the results of these phase II studies, Agouron intends to initiate pivotal trials of THYMITAQ in one or more solid tumors in calendar 1995 which, if successful, could lead to the submission of a NDA for THYMITAQ in calendar 1997.

  Agouron's goal is to become profitable from the sale of differentiated drugs generated principally from its own drug discovery and development efforts. To augment its technical capabilities, to enhance the likelihood of successful commercialization of its products and to offset some of its operating costs, the Company has entered into certain collaborative research and development arrangements with other companies. The Company has generally retained significant commercial rights in drugs developed in its collaborative research and development programs. The Company anticipates that any successfully developed products will be commercialized through its own direct sales and marketing activities in certain markets or, where appropriate, through manufacturing and marketing relationships with other pharmaceutical companies.

  In collaboration with the pharmaceutical division of JT, Agouron is engaged in the development of VIRACEPT for treatment of HIV infection, as well as in the design of drugs for treatment of infections caused by hepatitis C, the herpes family of viruses and rhinoviruses--the most frequent cause for the common cold. Under agreements with JT, Agouron retains exclusive commercial rights to these anti-viral products in the United States, Canada and Mexico, generally subject to the payment either of royalties or a share of profits to JT.

  In collaboration with Roche, Agouron is pursuing the design and development of inhibitors of matrix metalloproteases ("MMPs") intended to intervene in the degradation of bone and connective tissue in arthritis, and in the invasion, growth and metastasis of malignant solid tumors. Agouron retains exclusive commercial rights to products from the collaboration in the field of cancer, subject to the payment of royalties to Roche.

RESEARCH AND DEVELOPMENT PROGRAMS

  Agouron's research and development programs concentrate in three areas of human disease: cancer, viral diseases and immuno-inflammatory disease. All of Agouron's drug discovery programs apply the Company's core technologies for the atom by atom design of small synthetic drug molecules based upon the three dimensional molecular architecture of proteins that play key roles in human disease. See "Drug Design Technology."

  The following table outlines Agouron's preclinical and clinical research and development programs. Some of these programs are being pursued by Agouron independently while others are being undertaken in collaboration with other companies.


  PROGRAM                      INDICATION         PROTEIN TARGET       DEVELOPMENT STAGE PARTNER
  -------                      ----------         --------------       ----------------- -------
  Cancer
   THYMITAQ (AG337)- i.v.      Solid Tumors       TS                      Phase II        None
   THYMITAQ (AG337)- oral      Solid Tumors       TS                      Phase I         None
   AG331                       Solid Tumors       TS                      Phase I         None
   GART                        Solid Tumors       GART                    Preclinical     None
   MMP                         Metastasis         Collagenase             Preclinical     Roche
   AICART                      Solid Tumors       AICART                  Research        None
   cdk4                        Solid Tumors       cdk4                    Research        None
   VEGF Receptor               Solid Tumors       kdr                     Research        None
  Viral Disease
   VIRACEPT (AG1343)           HIV Infection      HIV Protease            Phase II        JT
   Rhinovirus                  Common Cold        RhV 3C Protease         Research        JT
   Cytomegalovirus             CMV Infection      CMV Protease            Research        JT
   Herpes simplex              Herpes Infection   HSV-1 Protease          Research        JT
   Hepatitis C                 Viral Diseases     Hepatitis C Protease    Research        JT
  Immuno-Inflammatory Disease
   MMP                         Arthritis          Stromelysin             Research        Roche
   AICART                      Inflammation       AICART                  Research        None
   Calcineurin                 Immuno-suppression Calcineurin             Research        None


CANCER

 Overview

  The development of new drugs for treatment of cancer is a primary scientific and commercial focus of the Company. Cancer is the second leading cause of death in the United States and most developed nations. While much progress has been made in the treatment of certain forms of cancer, most existing anti-cancer drugs display limited efficacy and significant toxicities that restrict their clinical usefulness. As a result, there remains a critical need for anti-cancer drugs which are less toxic and more efficacious either as tumoricidal (tumor-killing) or tumoristatic (tumor-controlling) agents.

  Agouron believes that the next generation of agents for treatment of the most common human cancers should have a target other than DNA, should be more capable of evading drug resistance and should retain activity against non-proliferating tumor cells. The Company's anti-cancer drug discovery and development programs are aimed at meeting these criteria by focusing on the discovery and development of inhibitors of the following enzymes: thymidylate synthase (TS); glycinamide ribotide formyltransferase ("GART"); matrix metalloproteases (MMPs); aminoimidazole carboxamide ribonucleotide formyltransferase (AICART); cyclin dependent kinase 4 ("cdk4"); and a receptor for Vascular Endothelial Growth Factor ("VEGF"). Three of these enzyme targets (TS, GART and AICART) have a common structural motif that permits lead inhibitors from one program to be useful in others.

 TS Inhibitors: THYMITAQ (formerly AG337) and AG331

  The enzyme TS catalyzes a critical step in the synthesis of DNA and is especially crucial to cancer cells undergoing uncontrolled proliferation. Independent research has established that the efficacy of the anti-tumor drug 5-fluorouracil derives from its ability to inactivate TS. Inhibition of TS kills tumor cells by inducing programmed cell death--a form of natural cellular suicide by which normal cell growth is usually regulated. It has been Agouron's goal to design highly specific inhibitors of TS that overcome the several limitations of 5-fluorouracil. In particular, Agouron has focused on the design of TS inhibitors of novel chemical character that it believes may be capable of penetrating fatty membranes and tissues, circumventing some of the more common forms of drug resistance and passing into and out of cells by passive diffusion, allowing for much greater clinical control of toxicity and for a broader spectrum of anti-tumor activity. Two compounds to emerge from Agouron's TS program are currently in clinical development: THYMITAQ is in phase II clinical testing and AG331 is currently in phase I clinical testing.

  Phase I studies of THYMITAQ initially conducted at the medical hospital of the University of Newcastle upon Tyne in England, under the sponsorship of the British Cancer Research Campaign, evaluated first an intravenous ("i.v.") formulation and then an oral formulation of THYMITAQ. In these phase I studies, which were ultimately extended into the United States and involved a total of 45 advanced cancer patients, the maximum tolerated 5-day dose of THYMITAQ was determined through a series of dose escalations. On the basis of these studies, a dose of 1000mg/m/2//day was determined to be appropriate for phase II efficacy studies. The phase I studies demonstrated that THYMITAQ i.v. was well tolerated: at the maximum tolerated dose, the predominant toxicities were determined to be myelosuppression (suppression of bone marrow activity) of short duration and mucositis (mouth sores) which could frequently be mitigated with a simple mouthwash. A subsequent phase I study involving 32 patients in England demonstrated that oral administration of THYMITAQ resulted in a pharmacokinetic and safety profile similar to that of the i.v. formulation.

  In the fall of 1994, the Company initiated six phase II trials of the i.v. formulation of THYMITAQ. The six studies, now being carried out at ten clinical sites in the United States, are evaluating 5-day courses of treatment with THYMITAQ in patients with malignant solid tumors associated with cancer of the colon, lung, liver, pancreas, prostate or head/neck. The design of these phase II trials provides that a study of THYMITAQ against any tumor type will be expanded to approximately 30 patients if a sustained reduction in tumor mass of 50% or greater is observed in one or more of the first 14 evaluable patients to be treated.

  Certain preliminary results from the phase II studies have become available. In a majority of more than 50 evaluable patients enrolled in the six studies, THYMITAQ has stabilized previously progressive malignancy and, in some patients, caused measurable reductions in tumor mass. In one or more patients with cancer of the liver or head/neck confirmed reductions in tumor mass of greater than 50% have been observed, qualifying THYMITAQ for expanded phase II studies in these diseases in accordance with the study design. Agouron expects to select one or two of these malignant diseases in which to pursue pivotal phase III clinical trials aimed at qualifying THYMITAQ for registration. If successful, such pivotal trials could permit the Company to file a NDA covering both the oral and i.v. formulations of THYMITAQ in calendar 1997. See "Risk Factors--Uncertainty Associated with Clinical Trials."

  Phase I clinical studies of an i.v. formulation of AG331 are being completed at the University of Southern California in Los Angeles and at the Fox Chase Cancer Center in Philadelphia. In these dose escalation studies, AG331 has been well tolerated until the occurrence of potentially dose limiting liver toxicity at a dose of 800mg/m/2//day; the pharmacokinetic and safety data from the studies are presently being evaluated. Because of the encouraging performance of THYMITAQ in phase I and early phase II testing, AG331 is being treated by the Company as a "backup" to THYMITAQ.

  To date, the Company has self-funded the development of THYMITAQ and AG331 and retains all commercial rights to these compounds.

 GART Inhibitors and MMP Inhibitors

  Based upon the current status of its preclinical programs, the Company anticipates selecting its next clinical development compound(s) from the GART and/or MMP programs.

  GART is an enzyme in a biochemical pathway through which tumor cells synthesize purines, essential components of DNA. With the exception of liver cells, all normal human tissues obtain purines via an alternative pathway (the purine salvage pathway). The Company believes that inhibitors of GART will show a high degree of selectivity for tumor cells and less significant bone marrow toxicity than other chemotherapeutic agents.

  Independent research has shown MMPs to be involved in many disease states. Within the cancer field, certain MMPs have been associated with tumor growth, the metastasis of tumor cells to secondary sites within the body and the growth of new blood vessels (angiogenesis), through which tumor cells obtain nutrients and growth factors. The Company believes that MMPs thus represent a new opportunity for the discovery of novel tumoristatic agents. The Company further believes that orally active inhibitors of certain combinations of MMPs, but not of all MMPs, are most likely to have the optimal safety and efficacy profiles of superior tumoristatic agents.

  In both the GART and MMP programs, Agouron has generated active and potent inhibitors of target enzymes which have displayed biological activity in preclinical test systems in vitro and in vivo. The Company expects to select one or more development compounds for scale-up and preclinical toxicology studies from either or both the GART and MMP programs during calendar 1995. The Company retains all commercial rights in drugs discovered in the GART program and, subject to payment of royalties to Roche, for MMP inhibitors in the field of cancer. The Company is pursuing the discovery of MMP inhibitors in collaboration with Roche. See "Immuno-Inflammatory Disease" and "Research and Development Agreements--Roche."

 AICART Inhibitors

  The enzyme AICART catalyzes a rate-determining step in the purine biosynthetic pathway and represents a second target for anti-cancer drugs which are active by virtue of their anti-purine effects. Research has shown that inhibiting the rate-limiting enzyme in such a pathway produces the most significant effects on the growth of cells dependent on that pathway. The scientific rationale for GART as a target for new anti-tumor drugs applies equally to AICART. Agouron scientists believe that two inhibitors of the purine pathway--an inhibitor of GART and an inhibitor of AICART--may be highly synergistic in producing anti-tumor activity when administered in combination.

  The Company's scientists have solved the three-dimensional molecular structure of AICART and are engaged in design, synthesis and evaluation of AICART inhibitors intended to be efficacious in the treatment of cancer. The Company presently retains all commercial rights to any compounds resulting from this program.

 cdk4

  Cyclin dependent kinases are enzymes that play roles in regulating the transitions between phases in the life cycles of all cells. The member of this family of enzymes known as cdk4 has been implicated by independent research in driving cells from a quiescent phase to the highly proliferative phase characteristic of malignancies--particularly in familial melanomas, esophageal carcinomas and pancreatic cancers. Agouron has recently initiated a drug discovery program aimed at the design of selective small molecule drugs with the potential to inhibit the activity of cdk4 and therefore block the transition of cancer cells into their proliferative phase.

 VEGF Receptor

  The process known as angiogenesis, the formation of new blood vessels, is a key factor in the maintenance and progression of several disease states including the metastasis of malignant tumors. The ability of cancer cells to carry out angiogenesis depends in part upon the activity of a protein known as Vascular Endothelial Growth Factor (VEGF) which by binding to a receptor known as kdr, triggers the growth of endothelial cells. Agouron has recently initiated a drug discovery program whose objective is the design of drugs that block the kdr receptor for VEGF and therefore compromise the ability of tumors to carry out a key process in angiogenesis.

VIRAL DISEASES

 Overview

  The development of new drugs for the treatment of certain viral diseases is another scientific and commercial focus of the Company. The Company is presently conducting programs aimed at discovery and/or development of four classes of anti-viral drugs which block viral proteases, enzymes required by several families of pathogenic viruses to carry out replication and infection. Agouron's anti-viral drug programs include HIV protease inhibitors (including VIRACEPT), rhinovirus 3C protease inhibitors, herpes virus protease inhibitors and hepatitis C protease inhibitors. Agouron is developing its anti-viral drugs in collaboration with JT. See "Research and Development Agreements--Japan Tobacco Inc."

 HIV Protease Inhibitor: VIRACEPT (formerly AG1343)

  Research and development of drugs for treatment of HIV infection and AIDS in the pharmaceutical industry have thus far produced both successes and disappointments. Initially, scientists were optimistic that blocking the essential HIV enzyme reverse transcriptase ("RT") would prove sufficient to defeat the replication of HIV and curb the progression of HIV infection to AIDS. As a result of research and development efforts by several pharmaceutical companies, several RT inhibitors are now approved for use in the United States. However, the clinical usefulness of this first generation of anti-HIV drugs has generally been limited by their toxicity and by the ability of HIV to mutate into forms that are resistant to them. The dependency of all the currently approved anti-HIV drugs upon the same mechanism of action is one of the reasons that the success of existing therapies in treating HIV and AIDS has so far been limited. For this reason, it has been a high priority at Agouron, as well as at other pharmaceutical companies, to discover and develop new anti-HIV drugs that work by a mechanism of action other than inhibition of RT.

  Inhibitors of the enzyme HIV protease are widely regarded as one of the most promising new classes of anti-HIV drugs. HIV protease is an enzyme that performs an essential role in the infectious cycle of HIV. Research shows that inhibition of the protease enzyme renders HIV unable to form new infectious virus. Several other companies also are conducting clinical development of drugs in this class. Agouron believes that the most successful HIV protease inhibitors will be those with the most favorable combination of potency, safety and convenience of formulation and schedule of administration. See "Competition" and "Risk Factors--Technological Change and Competition."

  Phase I safety and pharmacokinetic studies have been completed and pilot phase II efficacy trials are in progress in human subjects for VIRACEPT, an orally administered inhibitor of HIV protease being developed by Agouron. Results from a phase Ia study of 12 healthy volunteers in England indicated that single oral doses of VIRACEPT of up to 800mg were well tolerated and produced plasma concentrations of up to 4000ng/ml. In a phase Ib study of 14 healthy volunteers, multiple oral doses (400mg two times per day or 300mg three times per day) over a seven day period were also well tolerated and resulted in average minimum plasma concentrations in excess of levels required to inhibit 95% of HIV replication in vitro. In both studies, VIRACEPT was reported to be safe and well tolerated.

  Two four-week pilot phase II clinical studies have evaluated the safety and acute anti-HIV efficacy of several daily doses of VIRACEPT administered orally to HIV-infected subjects. The first four-week study evaluated two dose levels of VIRACEPT in 20 patients in England. In 10 patients who received doses of 257 mg of active drug three times daily, VIRACEPT produced reductions of HIV in patients' blood from pre-treatment levels of up to 99% and an average maximum of 80%. In 10 other patients who have received doses of 515 mg of active drug twice daily, VIRACEPT produced reductions in HIV from pre-treatment levels of up to 99% and average maximum reductions of 91%. In both dosing groups, the average amount of HIV in the blood of patients was substantially below pre-treatment levels at the end of four weeks of treatment. CD4+ T cells in the patients enrolled in the first two dosing groups increased by up to 491 cells per cubic millimeter of blood and by more than 140 cells on average.

  The second four-week phase II study involving 30 patients treated twice daily with total doses of 1000mg, 1200mg or 1500mg of VIRACEPT in a tablet formulation has been completed at two centers in the United States. Results from the U.S. study include evidence that the two higher doses of VIRACEPT produced reductions in HIV from pre-treatment levels of up to 99% and average maximum reductions greater than those seen in the English study. Additionally, results from the U.S. study include evidence that most patients with certain HIV-related clinical conditions such as lymphadenopathy (disease of the lymph nodes) or oral candidiasis (fungal infection) experienced improvement in or resolution of such conditions. To date, the drug has been reported to be safe and well tolerated in the pilot phase II studies.

  The Company and JT have reviewed currently available results from both the English and U.S. pilot phase II studies and, at the time of JT's election to make a $24,000,000 milestone-related payment to Agouron, announced their decision to proceed with clinical development of VIRACEPT. Accordingly, during calendar 1995 the Company intends to initiate a program of phase II/III clinical studies to further evaluate the safety and efficacy of VIRACEPT used alone and used in combination with other agents. The Company's current development plans are aimed at permitting Agouron to file a NDA for VIRACEPT in calendar 1997 if clinical trials are successful. However, there can be no assurance that subsequent clinical studies will duplicate results of the pilot phase II studies of VIRACEPT that have been undertaken to date or will result in the submission or approval of a NDA for VIRACEPT. See "Risk Factors-- Uncertainty Associated with Preclinical and Clinical Testing."

 Rhinovirus 3C Protease Inhibitors

  Rhinoviruses are believed to be the single most frequent cause of the common cold. While rhinovirus infections are a periodic annoyance to most normal individuals, they produce more severe and prolonged symptoms in people with asthma, emphysema and chronic obstructive pulmonary disease. The family of rhinoviruses has eluded attempts to develop a useful vaccine because it contains more than 100 serotypes. However, all known strains of rhinoviruses depend on a critical enzyme, the 3C protease, at several stages of their life-cycle for production of new infectious viruses. It has been shown both by independent research and by Agouron scientists that inactivating this enzyme halts rhinovirus production in vitro. Because there is no known natural counterpart for the 3C protease enzyme in humans, Agouron scientists believe that the potential for toxicity from a selective inhibitor of the rhinovirus 3C protease is low.

  Agouron's rhinovirus protease research has resulted in the design of potent, selective rhinovirus 3C protease inhibitors currently being evaluated in preclinical pharmacological studies of anti-viral activity, cellular toxicity and oral bioavailability. It is the Company's goal to select one such inhibitor for development in calendar 1996.

 CMV and HSV-1 Protease Inhibitors

  Among the most clinically significant members of the family of herpes viruses are herpes simplex virus-1 (HSV-1) and cytomegalovirus (CMV). Like HIV and rhinoviruses, HSV-1 and CMV each contain a protease enzyme essential for virus maturation and infection. Agouron believes that these protease enzymes represent targets for a new class of anti-viral drugs with the potential for low toxicity. Agouron scientists are currently seeking to solve the three-dimensional structures of the targeted protease enzymes from both HSV-1 and CMV in preparation for application of its drug design technologies. No inhibitor of HSV-1 or CMV has yet been selected by Agouron for development.

 Hepatitis C Protease Inhibitors

  The ability to treat infection by hepatitis C virus represents a significant unmet clinical need, particularly in Asian countries. Hepatitis C virus depends upon a key protease enzyme for the production of new infectious viruses. As no human counterpart of the hepatitis C protease enzyme is known, Agouron scientists believe that the potential for toxicity of selective hepatitis C protease inhibitors is low. Agouron's anti-hepatitis C project is an early stage research program in which no inhibitor has been selected for development.

IMMUNO-INFLAMMATORY DISEASE

 Overview

  Another scientific and commercial focus of the Company is the development of drugs for treatment of immuno-inflammatory disease. These include MMP inhibitors for use against degenerative diseases such as rheumatoid arthritis and osteoarthritis, AICART inhibitors for use as anti-inflammatory agents and immuno-suppressive agents for treatment of various neuro-degenerative disorders.

 MMP Inhibitors

  In addition to their role in the growth and metastasis of solid tumors, MMPs display high levels of enzymatic activity in such degenerative diseases as rheumatoid arthritis and osteoarthritis. Certain members of the MMP family are associated most closely with these disease states and, Agouron believes, offer targets for orally active drugs with potential for minimal toxicity. If successfully developed, the Company believes such selective inhibitors of certain MMPs have the potential to interrupt the progression of arthritic disease itself rather than just to treat the symptoms. The Company has retained a royalty position in any products resulting from the collaborative program with Roche used to treat arthritis and other degenerative bone diseases. See "Research and Development Agreements--Roche."

 AICART Inhibitors

  AICART is being pursued by Agouron scientists as a target for the development of novel anti-inflammatory drugs. It is widely believed that the anti-inflammatory effects observed following administration of low doses of the anti-cancer drug methotrexate result from the drug's indirect inhibition of AICART. Used for chronic therapy, methotrexate accumulates in the liver and other tissues and frequently results in serious toxicity. Agouron scientists believe that inhibitors of AICART designed to avoid accumulation in tissues may be superior anti-inflammatory drugs for conditions such as arthritis. The Company's initial lead compounds in this program are being used to validate this assertion. Having solved the three-dimensional molecular structure of the AICART enzyme, Agouron scientists believe they are uniquely positioned to initiate protein structure-based drug design of novel inhibitors of the AICART enzyme intended to be efficacious in the treatment of inflammatory disease. No candidate for development has yet been identified in this program. The Company presently retains all commercial rights to any compounds resulting from this program.

 Calcineurin Inhibitors

  Company scientists have solved the three-dimensional molecular structure of a key enzyme involved in the activation of cells involved in the immune response. This enzyme, calcineurin, is the indirect site of action of the two most commonly used drugs for post-organ transplant immuno-suppressive therapy-- cyclosporin and FK506. Agouron scientists believe that intervention in this pathway by direct, rather than indirect, inhibition of calcineurin may provide a superior class of immuno-suppressive drugs with the potential for reduced toxicity. The Company also intends to explore the clinical potential of calcineurin inhibitors in various neuro-degenerative disorders. No candidate for development has yet been identified in this program. The Company presently retains all commercial rights to any compounds resulting from this program.

DRUG DESIGN TECHNOLOGY

  Common to all of Agouron's drug discovery programs is the design of novel drugs based upon the structure of proteins which play key roles in human disease. It is the centrality of this protein structure-based approach to rational drug design which distinguishes the Company from most other pharmaceutical and biotechnology companies.

 Background: Conventional Drug Discovery

  Historically, the pharmaceutical industry has relied upon drug discovery by screening--sifting through vast inventories of naturally-occurring and man-made chemicals in search of previously undiscovered substances with therapeutic uses. While screening has been the basis for the discovery of virtually all drugs currently in use, the Company believes it has become an increasingly unsatisfactory approach as it is both costly and inefficient and the rate of discovery of new therapeutic compounds has declined over the last decade. Most importantly, there remain many important therapeutic needs for which screening-based research has failed to yield acceptably safe and effective drugs.

 The Idea of Designing Drugs

  With the ability to synthesize chemical compounds of predetermined composition, came the desire to overcome the limitations and unpredictability of screening by building molecules specifically designed to perform therapeutic tasks. This vision of "rational drug design" was made more plausible by the discovery that, despite many differences between them, drugs work according to the same general scheme.

  Nearly every drug molecule works through a structural interaction with a "target" or "receptor" molecule or protein which play key roles in all biological processes. In the most common model for this interaction, the drug molecule inserts itself into a functionally important crevice of its target protein like a key in a lock, binds there and either induces or, more commonly, inhibits the protein's normal function. This universal drug-target scheme suggested a powerful alternative approach to drug discovery: if it were possible to identify in advance the appropriate protein target for a given therapeutic need and if enough were known about the distinguishing structure of that target protein, it ought to be feasible to design the structure of an ideal drug to interact with it.

 Protein Structure-Based Drug Design

  Agouron's scientists have developed an approach for drug discovery which exploits the three-dimensional structures of molecular targets. At the heart of the Company's strategy is the analytical technique of protein x-ray crystallography, which enables Agouron scientists to determine the three-dimensional atomic structures of target proteins and the drugs which bind to them. The Company's approach to drug design integrates genetic engineering techniques, which allow the identification, purification and modification of appropriate target proteins, with innovations in protein x-ray crystallography and the use of increasingly sophisticated programs run on high speed computers which permit chemists to predict and simulate molecular structure, dynamics and energetics.

 Genetic Engineering

  In contrast to the biotechnology industry, Agouron employs genetic engineering techniques to produce proteins not as products, but as drug targets. Genetic engineering techniques can assist scientists in identifying appropriate molecular targets for particular therapeutic objectives, produce target proteins in sufficient amounts to permit structural studies and modify proteins to probe the connections between a target protein's structure and function.

 Protein X-ray Crystallography

  The only method which has been successful in determining the precise three-dimensional atomic structure of large proteins is an analytic technique known as protein x-ray crystallography. Agouron believes it has assembled the largest and most experienced group of protein crystallographers in the pharmaceutical industry.

  X-ray crystallographic studies require that a target protein be in crystalline form. Once such crystals are obtained, a single crystal is bombarded with a powerful x-ray beam. The protein crystal diffracts the x-ray beam and generates a definitive diffraction pattern. A complex analytical process involving extensive mathematical computations is then performed on the x-ray diffraction data. From the results of these calculations, it is possible to determine the exact three-dimensional structure of the target protein. It is this elusive information which provides the critical starting point for three-dimensional drug design.

 Drug Design

  Having determined the architecture of the target protein in three-dimensional atomic detail and having identified its functionally critical regions, Agouron chemists, crystallographers and molecular biologists are positioned to begin the process of drug design. The structure of the target protein along with representations of its chemical and electronic properties (most of which can be computed accurately if the protein structure is known) are displayed on an interactive computer graphics system. Ideas for the structure of a drug molecule which complements the unique structure and electronic environment of the target protein are developed by members of the design team and are then simulated and evaluated on the computer with the aid of more than 100 specialized analytical software programs.

  The most promising computer designs of drug candidates are chemically synthesized by the Company's medicinal chemists. As in conventional drug development strategies, experimental measurements are taken of the ability of such a newly synthesized drug candidate to produce the intended effect upon the target protein. Company crystallographers then re-determine the structure of the protein target, now in combination with the candidate drug molecule, and are able to see in detail the structural interactions actually achieved by the candidate drug with its target. Agouron scientists are positioned to relate the performance of such a compound measured by familiar biochemical techniques to its structural interactions with the target as revealed crystallographically. The design team can then incorporate the results of this specialized analysis into the next generation of its compounds.

  In summary, Agouron's drug design methodology consists of iterative cycles of design, simulation, synthesis, structural assessment and redesign. Its power lies in the ability of Agouron's drug design team to see the primary event in drug action--the interaction of the drug with its target--as it actually occurs and to be guided in the design and optimization of drugs by the details of this interaction. This "look" at the heart of drug and target interaction is provided by Agouron's protein x-ray crystallography research group, which the Company believes to be unique in the pharmaceutical industry by virtue of its configuration and experience.

RESEARCH AND DEVELOPMENT AGREEMENTS

  The Company has funded its research and development primarily from working capital generated from both private and public sales of Agouron equity, corporate collaborative arrangements and federal grants.

The Company has an ongoing program of business development which may, from time-to-time, lead to the establishment of corporate collaborations in addition to those noted below.

 Japan Tobacco Inc.

  In December 1992, the Company entered into an agreement with JT to collaborate on the discovery, development and commercialization of novel therapeutic drugs which act on key proteins related to the human immune system (JT 1992). In February 1994, the Company expanded its strategic alliance with JT into the field of anti-viral drugs for the treatment of infections caused by hepatitis C, the herpes family of viruses and rhinoviruses (JT 1994). In December 1994, the Company added its anti-HIV drug, VIRACEPT, to the JT collaboration with the execution of a worldwide development and licensing agreement (JT HIV). In January 1995, JT 1992 was canceled by mutual agreement and JT 1992 resources were reallocated to JT 1994 programs.

  Under the provisions of JT 1994, JT has agreed to make certain research payments of not less than $8,000,000 to the Company over a two-year period ending December 1996. Such payments could approximate more than $21,000,000 over a four-year period if certain technical milestones are achieved. In addition, JT made an up-front payment of $7,778,000, which is being amortized to revenue over a twenty-four month period. Under the provisions of JT HIV, JT has made payments of $30,000,000 to Agouron representing an initial payment of $2,500,000, a milestone payment of $3,500,000 in recognition of the satisfactory completion of a phase I clinical study and a second milestone payment of $24,000,000 in connection with JT's decision to commit to the further clinical development of VIRACEPT. Agouron and JT will ultimately share equally the costs of further development of VIRACEPT.

  Under the provisions of JT 1994, the Company will have exclusive rights to develop, manufacture and market anti-hepatitis C and anti-herpes drugs in the United States, Canada and Mexico. JT will have exclusive rights to develop, manufacture and market these drugs in Japan, Taiwan and South Korea. Outside the countries in which they respectively have exclusive rights, Agouron and JT will have co-exclusive rights to manufacture and market jointly developed anti-hepatitis C and anti-herpes drugs. Each company will pay royalties to the other based upon their respective sales of anti-hepatitis C and anti-herpes drugs. The Company will have exclusive, world-wide, royalty-free rights to develop, manufacture and market drugs for the treatment or prevention of infections by pathogenic rhinoviruses. JT will have the first right to negotiate for a license to develop, manufacture and market such anti-rhinovirus drugs in Japan and certain other countries in Asia. Under the provisions of JT HIV, Agouron has exclusive commercial rights to VIRACEPT (with the right to sublicense, subject to JT's right of first refusal) in the United States, Canada and Mexico. JT has exclusive commercial rights to VIRACEPT (with the right to sublicense, subject to the Company's right of first refusal) in Japan and certain other countries of Asia. Exclusive commercial rights (with the right to sublicense) in Europe and all remaining countries of the world will be held by a joint venture owned equally by Agouron and JT. The two companies will share profits equally from the worldwide commercialization of VIRACEPT.

  Under a separate agreement dated December 1992, JT purchased 155,844 shares of newly issued Common Stock for an aggregate purchase price of $3,000,000. Such purchase represented approximately 2% of the total outstanding Common Stock.

 Roche

  In June 1993, the Company entered into an agreement with Syntex (U.S.A.) Inc. (now a subsidiary of Roche Holdings, Inc.) (Roche) to collaborate on the discovery of novel matrix metalloprotease inhibitor drugs. Matrix metalloprotease inhibitor drugs are being developed for use against cancer and degenerative diseases such as rheumatoid arthritis and osteoarthritis. Under the provisions of the agreement, Roche has agreed to make certain research payments of approximately $8,500,000 to the Company over a three-year period ending June 1996. The Company is funding a portion of the activities associated with this collaboration on its own account. The Company has retained a royalty position in any MMP inhibitors used to treat arthritis and other degenerative bone diseases. Subject to the payment of royalties to Roche, the Company retains all commercial rights to MMP inhibitors in the field of cancer. Under the terms of the agreement, the Company will have a royalty position in certain other agreement products, if any, and other development and commercial rights in other agreement products, if any.

  Under a separate agreement dated June 1993, Syntex Corporation (Roche) purchased 155,844 shares of newly issued Common Stock for an aggregate purchase price of $3,000,000. Such purchase represented approximately 2% of the total outstanding Common Stock.

 Schering-Plough Corporation

  In April 1994, the Company and Schering completed a three year collaborative research agreement providing for the discovery and development of anti-cancer drugs which target oncogenic ras proteins. Each company may pursue further discovery or development efforts in this program area at its sole discretion and expense with no subsequent obligations to the other company.

 Eli Lilly and Company

  In April 1993, the Company and Lilly completed a five year collaborative research program in several therapeutic categories. Further development of any discoveries made in the program will be undertaken at each company's sole discretion and expense. Agouron has continuing commercial rights and/or financial interests in certain of these discoveries.

 National Institutes of Health

  The Company is the grantee organization for two grants from the NIH to conduct research related to HIV.

COMPETITION

  The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Many companies and organizations, including major pharmaceutical, biotechnology and chemical companies, universities and other research organizations, are engaged in discovery and development of drugs for diseases targeted by the Company. For example, the Company is aware of several pharmaceutical companies that have HIV protease inhibitors, some of which are in more advanced stages of clinical development than VIRACEPT, including those of Abbott Laboratories, Inc., Merck & Co., Inc. and Roche Holdings, Inc. Certain companies and organizations have substantially greater financial and other resources, larger research and development staffs and more extensive production and marketing organizations, experience and capabilities than the Company. In addition, many companies have significantly greater experience than the Company in preclinical testing and in conducting human clinical trials of potential pharmaceutical products and in obtaining FDA and other regulatory approvals. All of these companies and other research organizations compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

  Agouron was the first company to devote itself to the development and application of protein structure-based drug design. As such, the Company believes that it has achieved certain competitive advantages including developmental lead time, level of commitment to the technology and the development of certain practical or technical capabilities. However, in recent years several pharmaceutical companies have undertaken to establish capabilities in protein x-ray crystallography, either internally or through academic collaborations, and can be presumed to be engaged in the use of such technology for the same purposes as is the Company. Certain biotechnology companies and other companies have also entered into the field of protein structure-based drug design. For example, Abbott, Ciba-Geigy Limited, Glaxo Wellcome plc, Merck and Roche have developed programs focused on structure-based drug design. The Company expects that the technology for protein structure-based drug design will become more widely implemented over time and will ultimately become more common in the pharmaceutical industry.

  The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, attract and retain scientific personnel with a broad range of expertise, obtain patent protection or otherwise develop proprietary products or processes, conduct clinical trials and obtain required government approvals on a timely basis, select and pursue drug design projects in areas in which significant market opportunities exist or are likely to develop, manufacture its products on a cost-effective basis and successfully market its products either alone or in conjunction with others. Many of the Company's competitors have substantially greater financial resources, clinical and regulatory experience, manufacturing capabilities and sales and marketing organizations than Agouron. See "Risk Factors--Technological Change and Competition" and "Risk Factors-- Attraction and Retention of Personnel."

PATENTS AND TRADE SECRETS

  The Company seeks patent protection for its proprietary technology and potential products in the United States and in foreign countries. Most of the Company's products are expected to be synthetic chemical compounds which may be afforded patent protection under principles and procedures well established by the United States Patent and Trademark Office under United States patent law.

  The Company's strategy is to pursue a strong patent portfolio. The Company is currently prosecuting a number of patent applications in the United States and in various other countries seeking protection for certain series of compounds, including AG331, THYMITAQ and VIRACEPT and certain proprietary technology. The Company will continue to file patent applications on its evolving technology, processes and products. The Company has recently received one United States patent covering processes of making THYMITAQ and related compounds and intermediates thereof and one foreign patent covering AG331 and related compounds and intermediates thereof, as well as certain processes for making such compounds and intermediates. The Company's failure to obtain patent protection for its products could have an adverse impact on the Company.

  Many of the processes and much of the know-how of importance to the Company's technology are dependent upon the skills, knowledge and experience of its scientific and technical personnel, which skills, knowledge and experience are not patentable. To protect its rights in these areas, the Company requires all employees, significant consultants and advisors, and collaborators to enter into confidentiality agreements with Agouron. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or proprietary information. Further, in the absence of patent protection, the Company may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets, knowledge or other proprietary information. See "Risk Factors--Patents and Proprietary Technology."

GOVERNMENT REGULATION

  The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are principally governed by FDA regulations in the United States and by comparable government regulations in foreign countries. Various federal, state and local statutes and regulations also govern or influence the research and development, manufacturing, safety, labeling, storage, recordkeeping, distribution and marketing of such products. The process of completing preclinical and clinical testing and obtaining the approval of FDA and similar health authorities in foreign countries to market a new drug product requires a significant number of years and the expenditure of substantial resources. Failures or delays by the Company or its collaborators or licensees in obtaining regulatory approvals would adversely affect the marketing of products being developed by the Company and the Company's ability to receive product revenues or royalties.

  The steps required by FDA before a new human pharmaceutical product may be marketed in the United States include: (a) preclinical laboratory tests, in vivo preclinical studies and formulation studies; (b) the submission to FDA of a request for authorization to conduct clinical trials on an Investigational New Drug Application ("IND"), which must become effective before human clinical trials may commence; (c) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for its intended use; (d) submission to FDA of a NDA; and (e) review and approval of the NDA by FDA before the drug product may be shipped or sold commercially. Prior to obtaining FDA approval for each product, each manufacturing establishment for new drugs must be registered with and receive appropriate approval by FDA.

  Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the safety and efficacy of the product. Preclinical test results are submitted to FDA as a part of the IND. Clinical trials are typically conducted in three sequential phases, although the phases may overlap. Phase I represents the initial administration of the drug to a small group of humans, either healthy volunteers or patients, to test for safety, dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology and, if possible, early indications of effectiveness. Phase II involves studies in a small sample of the actual intended patient population to assess the efficacy of the investigational drug for a specific clinical indication, to ascertain dose tolerance and the optimal dose range and to collect additional clinical information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable clinical safety profile in the targeted patient population, phase III studies are often initiated to further establish safety and efficacy of the investigational drug in a broader sample of the target patient population. The results of the clinical trials together with the results of the preclinical tests and complete manufacturing information are submitted in a NDA to FDA for approval. See "Risk Factors--Uncertainty Associated with Clinical Trials."

  If a NDA is submitted to FDA, there can be no assurance that such application will be reviewed and approved by FDA in a timely manner, if at all. Even after initial FDA approval has been obtained, further studies, including post-market studies, may be required to provide additional information. Results of such post-market programs may limit or expand the further marketing of the product.

  The Company is also subject to foreign regulatory requirements governing development, manufacturing and sales of pharmaceutical products that vary widely from country to country. Approval of a drug by applicable regulatory agencies of foreign countries must be secured prior to the marketing of such drug in those countries. The regulatory approval process may be more or less rigorous from country to country and the time required for approval may be longer or shorter than that required in the United States.

  In addition to the regulatory framework for pharmaceutical product approvals, the Company is and may become subject to various federal, state, local and foreign laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with Agouron's research and development work. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action. See "Risk Factors--Government Regulation."

MANUFACTURING

  The Company currently has no manufacturing facilities for production of commercial quantities of any compounds under development as pharmaceutical products. The Company's facilities include scale-up laboratories in which the Company intends to produce, under GMP, amounts of its drug product candidates sufficient for use in certain early clinical trials. The Company is relying upon third parties to manufacture its products in quantities sufficient to meet both clinical and initial commercial needs. The Company will be dependent upon these manufacturers to comply with GMP and to meet its production requirements. There can be no assurance that these manufacturers will timely deliver the Company's products or that the Company would be able to find substitute manufacturers, if necessary. See "Risk Factors--Manufacturing and Marketing."

HUMAN RESOURCES

  As of June 30, 1995, the Company had 258 employees, 72 of whom hold Ph.D. or M.D. degrees. Two hundred nineteen employees are engaged in, or directly support, research and product development. The Company's employees are not covered by a collective bargaining agreement and the Company considers its relations with its employees to be excellent. The Company has entered into confidentiality agreements with all of its employees.

FACILITIES

  The Company leases space in three facilities which provide a total of approximately 93,000 square feet of office and laboratory space. The Company's corporate headquarters are located at 10350 North Torrey Pines Road, Suite 100, La Jolla, California 92037, where the Company occupies approximately 25,000 square feet under two leases which expire in April 1997. Research and development activities are conducted at 3565 General Atomics Court, San Diego, California 92121 (where the Company is the sole tenant and occupies approximately 43,500 square feet under a lease which expires September 2001) and at 11099 North Torrey Pines Road, La Jolla, California 92037 (where the Company occupies approximately 24,500 square feet under two leases which expire in September 2000). These two research and development buildings provide state-of-the-art facilities designed specifically to implement and support the Company's innovative approach to drug design. Included in the facilities are approved scale-up laboratories in which kilogram quantities of Company-designed drug compounds are manufactured under current GMP for use in clinical trials. The Company believes that its facilities are adequate for its current operations, except that additional facilities will be necessary if the Company undertakes commercial manufacturing.

LEGAL PROCEEDINGS

  The Company is involved in certain legal proceedings generally incidental to its normal business activities. While the outcome of any such proceedings cannot be accurately predicted, the Company does not believe the ultimate resolution of any such existing matters should have a material adverse effect on its financial position or results of operations.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

                       NAME                  AGE            POSITION
                       ----                  ---            --------
      Peter Johnson(2)(4)...................  50 President, Chief Executive
                                                 Officer and Director
      Neil J. Clendeninn, M.D., Ph.D........  46 Vice President, Clinical
                                                 Affairs
      Steven S. Cowell(2)...................  46 Vice President, Finance and
                                                 Chief Financial Officer
      Gary E. Friedman(2)...................  48 Vice President, General
                                                 Counsel, Secretary and Director
      Robert C. Jackson, Ph.D...............  52 Vice President, Research and
                                                 Development
      Barry D. Quart, Pharm.D...............  38 Vice President, Regulatory
                                                 Affairs
      R. Kent Snyder........................  41 Vice President, Commercial
                                                 Affairs
      Glenn R. Zinser.......................  52 Vice President, Operations
      John N. Abelson, Ph.D.(1).............  56 Director
      Patricia M. Cloherty(3)(4)............  53 Director
      A.E. Cohen(1)(4)......................  59 Director
      Michael E. Herman(1)(4)...............  54 Director
      Irving S. Johnson, Ph.D.(4)...........  70 Director
      Antonie T. Knoppers, M.D., Ph.D.(3)...  80 Director
      Melvin I. Simon, Ph.D.(3).............  58 Director

--------
(1)Member of Directors Compensation Committee
(2)Member of Management Compensation Committee
(3)Member of Audit Committee
(4)Member of Executive Committee

  Peter Johnson, a founder of the Company, has served as a director and as president and chief executive officer of the Company since its inception in 1984. Through 1989, Mr. Johnson held various positions with The Agouron Institute, including executive director. Mr. Johnson received a M.A. from the University of California, San Diego.

  Neil J. Clendeninn joined the Company in February 1993 as vice president, clinical affairs. From 1985 until joining the Company, Dr. Clendeninn held various positions with Burroughs Wellcome Co., including head of the chemotherapy section from 1988. From 1981 through 1985, Dr. Clendeninn worked with the clinical oncology and clinical pharmacology groups at the National Institutes of Health. Dr. Clendeninn received a M.D. and a Ph.D. in pharmacology from New York University.

  Steven S. Cowell joined the Company in August 1991 as vice president, finance and chief financial officer. From 1982 until joining the Company, Mr. Cowell held various positions, the most recent of which was vice president and controller at Cetus Corporation, a public biotechnology company primarily engaged in the development, manufacture and marketing of pharmaceutical products. Mr. Cowell is a Certified Public Accountant in California and received a B.S. in business administration from the University of California, Berkeley.

  Gary E. Friedman, a founder of the Company, has served as a director since its inception, as the secretary of the Company since May 1986 and as vice president and general counsel since December 1991. Previously, from 1982 until December 1991, Mr. Friedman was a principal of the law firm of Friedman, Jay & Cramer, a Professional Corporation. Mr. Friedman is a California Certified Specialist in Taxation. Mr. Friedman received a J.D. and a M.B.A. from the University of California, Berkeley, and a L.L.M. in taxation from the University of San Diego.

  Robert C. Jackson joined the Company in March 1991 as vice president, research and development. From June 1990 to February 1991, Dr. Jackson was group director of the anti-cancer drug discovery program at The DuPont Merck Pharmaceutical Company and, from 1982 to June 1990, held various positions with the Parke-Davis Pharmaceutical Research Division of the Warner-Lambert Company, including director of tumor biology and director of the chemotherapy department. Dr. Jackson received a Ph.D. in biochemistry from the University of London.

  Barry D. Quart joined the Company in June 1993 as vice president, regulatory affairs. From 1983 until joining the Company, Dr. Quart held various management positions with the Bristol-Myers Squibb Company, including executive director of international regulatory affairs from 1992. Dr. Quart received a Pharm.D. in clinical pharmacy from the University of California, San Francisco.

  R. Kent Snyder joined the Company in July 1991 as vice president, business development. In June 1995, Mr. Snyder's title was changed to vice president, commercial affairs. From 1982 until joining the Company, Mr. Snyder held various positions with Marion Laboratories, Inc. and its successor organization, Marion Merrell Dow Inc. (now Hoechst Marion Roussel), including director of U.S./European licensing. Prior to his employment at Marion, from 1978 to 1982, he held various sales and marketing positions with Roche Biomedical Laboratories, Inc. Mr. Snyder received a M.B.A. from Rockhurst College.

  Glenn R. Zinser joined the Company in 1987 and, since July 1995, has served as vice president, operations. Previously, from 1987 through June 1995, Mr. Zinser held various management positions with the Company, including senior director, operations from July 1993 through June 1995. Mr. Zinser received a M.B.A. from the University of California, Los Angeles.

  John N. Abelson, a founder of the Company, has served as a director since its inception. Dr. Abelson, a molecular biologist, is a member of the National Academy of Sciences. Since 1982, Dr. Abelson has been a member of the faculty of the Division of Biology at the California Institute of Technology where, from October 1989 until June 1995, he served as chairman. Previously, Dr. Abelson was a member of the faculty in the Department of Chemistry at the University of California, San Diego. Dr. Abelson received a Ph.D. in biophysics from The Johns Hopkins University and was a postdoctoral fellow at the Laboratory of Molecular Biology in Cambridge, England. Dr. Abelson also serves as a director of The Agouron Institute.

  Patricia M. Cloherty joined the Board in December 1988. Since 1970, Ms. Cloherty has been associated with Patricof & Co. Ventures, Inc. (formerly Alan Patricof Associates, Inc.), a New York venture capital firm ("Patricof"), and has been a general partner of its funds since 1973. In 1993, she was elected president of Patricof. Ms. Cloherty also served as deputy administrator for the U.S. Small Business Administration in 1977 and 1978. Ms. Cloherty also serves on the board of directors of several private companies and is the chairman of the National Venture Capital Association.

  A.E. Cohen joined the Board in March 1992. Mr. Cohen is an independent management consultant. From 1957 until his retirement in January 1992, Mr. Cohen held various positions at Merck & Co., Inc., including senior vice president and president of the Merck Sharp & Dohme International Division. Currently, Mr. Cohen is the chairman of the board of Neurobiological Technologies, Inc. and is a member of the board of directors of Akzo N.V., Immunomedics, Inc., Macrochem Corporation, Teva Pharmaceutical Industries Ltd. and Vasomedical, Inc., all of which are public companies. Mr. Cohen also serves on the board of directors of several private companies.

  Michael E. Herman joined the Board in October 1992. Mr. Herman is a private investor, as well as president and chief operating officer of the Kansas City Royals Baseball Team. From October 1974 until his retirement in 1990, Mr. Herman held various positions at Marion Laboratories, Inc. (now Hoechst Marion Roussel), including executive vice president and chief financial officer. Currently, Mr. Herman serves as chairman of the finance committee of the Ewing Marion Kauffman Foundation, a private foundation located in Kansas City, where from 1985 through 1990, he was the president and chief operating officer. Mr. Herman is also a member of the board of directors of Cerner Corporation and Seafield Capital, both of which are public companies, and serves on the board of directors of several private companies.

  Irving S. Johnson joined the Board in May 1989. Dr. Johnson is an independent consultant in biomedical research working with numerous private companies. From 1953 until his retirement in November 1988, Dr. Johnson held various positions at Lilly, including vice president of research from 1973 until 1988. Dr. Johnson also served on several committees of the National Academy of Sciences, the Office of Technology Assessment and the National Institutes of Health. Currently, he is a member of the board of directors of Allelix Biopharmaceuticals Inc., Athena Neurosciences, Inc. and Ligand Pharmaceuticals Incorporated, all of which are public companies. Dr. Johnson received a Ph.D. in developmental biology from the University of Kansas.

  Antonie T. Knoppers joined the Board in July 1991. Dr. Knoppers is an independent management consultant. From 1952 until his retirement in 1975, Dr. Knoppers held various positions at Merck & Co., Inc., including vice chairman of the board and president and chief operating officer. Dr. Knoppers is a member of the board of directors of Centocor, Inc., a public biotechnology company. In addition, he is a member of the board of trustees of the Salk Institute, was the former chairman of the U.S. Council of the International Chamber of Commerce and a member of the advisory board of PaineWebber Development Corporation, an affiliate of PaineWebber Incorporated, a representative of the Underwriters in this offering. Dr. Knoppers received a M.D. from the University of Amsterdam and a Ph.D. from the University of Leiden, The Netherlands.

  Melvin I. Simon, a founder of the Company, has served as a director since its inception. Dr. Simon, a molecular geneticist, is a member of the National Academy of Sciences. Currently, Dr. Simon is chairman of the Division of Biology at the California Institute of Technology where he has been a member of the faculty since 1982. Previously, Dr. Simon was a member of the faculty in the Department of Biology at the University of California, San Diego. Dr. Simon received a Ph.D. in biochemistry from Brandeis University. Dr. Simon also serves as a director of The Agouron Institute.

  The Board consists of nine directors elected by the holders of the Common Stock. All directors of the Company hold office until the next annual meeting of the shareholders and the election and qualification of their successors. Non-officer members of the Board of Directors of the Company receive cash compensation in the amount of $250 per meeting attended for their services as a director.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, without par value, and 2,000,000 shares of preferred stock, without par value ("Preferred Stock"). There is no Preferred Stock outstanding. The Board of Directors is authorized to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms on any series of the Preferred Stock, the number of shares constituting such series and the designation thereof. The Company has no present plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of aiding the Board of Directors in opposing takeover attempts and could adversely affect the voting power of the holders of the Common Stock.

COMMON STOCK

  At June 30, 1995, there were approximately 7,359,282 shares of Common Stock outstanding held by approximately 5,000 beneficial owners. The holders of shares of Common Stock are entitled to elect all directors. The bylaws of the Company provide that there are nine directors. Upon giving notice of intent to cumulate, holders of Common Stock may cumulate votes in the election of directors. In general, the approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of the holders of the shares of the Common Stock represented and voting at the meeting on which the matter is to be adopted. Each share of Common Stock entitles its owner to one vote. Additionally, under California law, certain fundamental matters affecting the Company may require a favorable vote of a greater percentage. As an example, sale or transfer of all Company assets or merger or dissolution of the Company would each require the affirmative vote of a majority of the outstanding shares. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors. Under the Company's articles of incorporation, holders of Common Stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and the shares to be issued in this offering will be, validly issued, fully paid and non-assessable.

  As of June 30, 1995, warrants to purchase a total of 45,000 shares of Common Stock and options to purchase a total of 2,585,692 shares of Common Stock were outstanding. Certain of the Company's current shareholders, including all directors and executive officers, have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any of the Common Stock owned by them for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. See "Underwriting."

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including, but not limited to, dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without any further action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock, with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. In addition, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock and, as a result, the issuance thereof could have a material adverse affect on the market value of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock. However, the Board of Directors is evaluating the appropriateness of adopting a shareholder rights agreement which would provide certain protections for the Company and its shareholders from certain changes in control of the Company not approved by the Board of Directors. If adopted, such an agreement could result in the issuance of warrants to acquire shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Interstate Bank of California, Los Angeles.

                                  UNDERWRITING

  Upon the terms and subject to the conditions of the Underwriting Agreement (the "U.S. Underwriting Agreement") among the Company and the Underwriters named below (the "U.S. Underwriters"), for whom PaineWebber Incorporated and Robertson, Stephens & Company, L.P. are acting as Representatives (the "Representatives"), and concurrently with the sale of an aggregate of 400,000 shares of Common Stock to the International Underwriters (as defined below), the U.S. Underwriters severally have agreed to purchase from the Company and the Company has agreed to sell to the U.S. Underwriters, 1,600,000 shares of Common Stock, which in the aggregate equal the number of shares set forth opposite the names of such U.S. Underwriters below:

                                                                       NUMBER OF
      U.S. UNDERWRITERS                                                 SHARES
      -----------------                                                ---------
      PaineWebber Incorporated........................................
      Robertson, Stephens & Company, L.P..............................
                                                                       ---------
          Total....................................................... 1,600,000
                                                                       =========

  The Company also has entered into an underwriting agreement (the "International Underwriting Agreement") with certain underwriters outside the United States and Canada (the "International Underwriters"; and, together with the U.S. Underwriters, the "Underwriters") for whom PaineWebber International (U.K.) Ltd. and Robertson, Stephens & Company, L.P. are acting as Managers (the "Managers"). Subject to the terms and conditions of the International Underwriting Agreement, and concurrently with the sale of 1,600,000 shares of Common Stock to the U.S. Underwriters, the Company has agreed to sell to the International Underwriters, and the International Underwriters severally have agreed to purchase, an aggregate of 400,000 shares of Common Stock. The initial public offering price per share and the total underwriting discounts and commissions per share will be identical in the U.S. Underwriting Agreement and the International Underwriting Agreement with respect to all shares of Common Stock being purchased by the Underwriters from the Company.

  In the U.S. Underwriting Agreement and the International Underwriting Agreement, the several U.S. Underwriters and the several International Underwriters, respectively, have agreed, subject to certain conditions, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement (other than those covered by the over-allotment option described below), if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances, the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated, and the International Underwriting Agreement provides that, in the event of a default by an International Underwriter, in certain circumstances, the purchase commitments of non-defaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated. The sale of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are conditioned on one another.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock in part to the public at the price to the public set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include Underwriters) at such price less a
concession not in excess of $    per share; and that the Underwriters and such
dealers may reallow a discount not in excess of $     per share to other
dealers, including the Underwriters. After the commencement of the public offering, the public offering price, the concession to selected dealers and the discount to other dealers may be changed by the Representatives and the Managers.

  Each U.S. Underwriter has represented and agreed that, as part of the distribution of the U.S. Shares, (a) it is not purchasing any U.S. Shares for the account of anyone other than a United States Person (as defined below) and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the United States offering to any person outside the United States or to anyone other than a United States Person. Each International Underwriter has represented and agreed that, as part of the distribution of the International Shares, (a) it is not purchasing any International Shares for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any individual who is a resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision of either thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

  Sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The per share price of any shares sold shall be the price to the public set forth on the cover page of this Prospectus less an amount not greater than the per share amount of the concession to dealers set forth above. To the extent there are sales between the U.S. Underwriters and the International Underwriters, the number of shares of Common Stock initially available for sale by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  The Company has granted to the U.S. Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, under which the U.S. Underwriters may purchase up to 300,000 additional shares of Common Stock from the Company at the price to the public set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The U.S. Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the U.S. Underwriting Agreement.

  The Company and certain of the Company's current shareholders, including all directors and executive officers of the Company, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or rights to acquire shares of Common Stock, for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The rules of the Securities and Exchange Commission (the "Commission") generally prohibit the Underwriters from making a market in the Common Stock during the two business day period prior to commencement of sales in this offering (the "Cooling Off Period"). The Commission has, however, adopted

Rule 10b-6A ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker may display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, certain of the Underwriters and selling group members may engage in passive market making in the Common Stock during the Cooling Off Period. Passive market makers may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock being offered hereby has been passed upon for the Company by Ferris & Britton, a professional corporation, San Diego, California. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby.

                                    EXPERTS

  The financial statements as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 included in this Prospectus and the financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1995 have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices:
Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on The Nasdaq Stock Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                       --------
Report of Price Waterhouse LLP, Independent Accountants...............   F-2

Financial Statements:
  Balance Sheet as of June 30, 1994 and 1995..........................   F-3
  Statement of Operations for the years ended June 30, 1993, 1994 and
   1995...............................................................   F-4
  Statement of Stockholders' Equity for the years ended June 30, 1993,
   1994 and 1995......................................................   F-5
  Statement of Cash Flows for the years ended June 30, 1993, 1994 and
   1995...............................................................   F-6
  Notes to Financial Statements....................................... F-7-F-13

NOTE: All schedules are omitted because they are either not applicable or not required or the information is shown elsewhere in the financial statements or in the notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Agouron Pharmaceuticals, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Agouron Pharmaceuticals, Inc. at June 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

San Diego, California

July 25, 1995, except as to   Notes 1, 4 and 9, which

  are as of August 24, 1995

                         AGOURON PHARMACEUTICALS, INC.

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                JUNE 30,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
Current assets:
  Cash and cash equivalents................................ $  2,104  $  4,358
  Short-term investments...................................   27,757    15,886
  Accounts receivable......................................      328       344
  Other current assets.....................................      891       871
                                                            --------  --------
    Total current assets...................................   31,080    21,459
Property and equipment, net................................    6,098     5,638
                                                            --------  --------
                                                            $ 37,178  $ 27,097
                                                            ========  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  1,514  $  5,426
  Accrued liabilities......................................      519       683
  Deferred revenue.........................................    6,818     5,745
  Current portion of long-term debt........................    1,190       768
                                                            --------  --------
    Total current liabilities..............................   10,041    12,622
                                                            --------  --------
Long-term liabilities:
  Long-term debt, less current portion.....................      992       580
  Accrued rent.............................................    1,293     1,304
                                                            --------  --------
    Total long-term liabilities............................    2,285     1,884
                                                            --------  --------
Stockholders' equity:
  Common stock, no par value, 75,000,000 shares authorized,
   7,278,488 and 7,359,282 shares issued and outstanding...   75,435    76,113
  Accumulated deficit......................................  (50,583)  (63,522)
                                                            --------  --------
    Total stockholders' equity.............................   24,852    12,591
                                                            --------  --------
Commitments and contingencies (Note 8).....................      --        --
                                                            --------  --------
                                                            $ 37,178  $ 27,097
                                                            ========  ========

                See accompanying notes to financial statements.

                         AGOURON PHARMACEUTICALS, INC.

                            STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED JUNE 30,
                                               -------------------------------
                                                 1993       1994       1995
                                               ---------  ---------  ---------
Revenues:
  Contract.................................... $   8,266  $  16,301  $  26,722
  Interest....................................     1,704      1,350      1,239
                                               ---------  ---------  ---------
                                                   9,970     17,651     27,961
                                               ---------  ---------  ---------
Costs and expenses:
  Research and development....................    17,404     23,957     36,317
  General and administrative..................     2,127      2,961      4,358
  Interest....................................       268        195        225
                                               ---------  ---------  ---------
                                                  19,799     27,113     40,900
                                               ---------  ---------  ---------
Net loss...................................... $  (9,829) $  (9,462) $ (12,939)
                                               =========  =========  =========
Net loss per common share..................... $   (1.40) $   (1.31) $   (1.77)
                                               =========  =========  =========
Shares used in computing net loss per common
 share........................................ 6,997,000  7,241,000  7,296,000
                                               =========  =========  =========


                See accompanying notes to financial statements.

                         AGOURON PHARMACEUTICALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                          COMMON STOCK
                                        ----------------- ACCUMULATED
                                         SHARES   AMOUNT    DEFICIT    TOTAL
                                        --------- ------- ----------- --------
Balance at June 30, 1992............... 6,903,933 $68,809  $(31,292)  $ 37,517
Stock issuances:
  Private sales........................   311,688   5,940       --       5,940
  Exercise of stock options............     2,500      21       --          21
  Employee stock purchase plan.........     8,425      70       --          70
  Options granted for services
   provided............................       --       38       --          38
Net loss...............................       --      --     (9,829)    (9,829)
                                        --------- -------  --------   --------
Balance at June 30, 1993............... 7,226,546  74,878   (41,121)    33,757
Stock issuances:
  Exercise of stock options............    32,649     352       --         352
  Employee stock purchase plan.........    19,293     170       --         170
  Options granted for services
   provided............................       --       35       --          35
Net loss...............................       --      --     (9,462)    (9,462)
                                        --------- -------  --------   --------
Balance at June 30, 1994............... 7,278,488  75,435   (50,583)    24,852
Stock issuances:
  Exercise of stock options............    49,125     382       --         382
  Employee stock purchase plan.........    31,669     296       --         296
Net loss...............................       --      --    (12,939)   (12,939)
                                        --------- -------  --------   --------
Balance at June 30, 1995............... 7,359,282 $76,113  $(63,522)  $ 12,591
                                        ========= =======  ========   ========


                See accompanying notes to financial statements.

                         AGOURON PHARMACEUTICALS, INC.

                            STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                      YEAR ENDED JUNE 30,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
Cash flows from operating activities:
  Cash received from contracts...................  $  7,973  $ 20,307  $ 25,633
  Cash paid to suppliers, employees and service
   providers.....................................   (16,962)  (24,955)  (34,113)
  Interest received..............................     1,704     1,350     1,239
  Interest paid..................................      (268)     (195)     (225)
                                                   --------  --------  --------
Net cash provided (used) by operating activities.    (7,553)   (3,493)   (7,466)
                                                   --------  --------  --------
Cash flows from investing activities:
  Net (increase) decrease in short-term
   investments...................................     6,878      (840)   11,871
  Expenditures for property and equipment........    (2,655)   (1,783)   (1,978)
                                                   --------  --------  --------
Net cash provided (used) by investing activities.     4,223    (2,623)    9,893
                                                   --------  --------  --------
Cash flows from financing activities:
  Net proceeds from issuance of common stock.....     6,031       522       678
  Principal payments under equipment leases......      (572)     (550)     (613)
  Increase (decrease) in long-term debt, net.....      (312)      465      (238)
                                                   --------  --------  --------
Net cash provided (used) by financing activities.     5,147       437      (173)
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................     1,817    (5,679)    2,254
Cash and cash equivalents at beginning of year...     5,966     7,783     2,104
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $  7,783  $  2,104  $  4,358
                                                   ========  ========  ========
Reconciliation of net loss to net cash provided
 (used) by operating activities:
  Net loss.......................................  $ (9,829) $ (9,462) $(12,939)
  Depreciation and amortization..................     1,755     2,180     2,455
  Net (increase) decrease in accounts receivable
   and other current assets......................      (172)     (635)        4
  Net increase (decrease) in accounts payable,
   accrued liabilities, deferred revenue and
   other liabilities.............................       655     4,389     3,014
  Options granted for services provided..........        38        35       --
                                                   --------  --------  --------
Net cash provided (used) by operating activities.  $ (7,553) $ (3,493) $ (7,466)
                                                   ========  ========  ========


                See accompanying notes to financial statements.

                         AGOURON PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Agouron Pharmaceuticals, Inc. ("Agouron" or the "Company") was incorporated in the state of California on June 22, 1984. The Company is engaged in the development of human pharmaceuticals utilizing protein structure-based drug design.

 Short-term Investments

  Short-term investments consist principally of government or government agency securities, corporate notes and bonds, commercial paper and certificates of deposit with original maturities of three to thirty-six months. Included in short-term investments at June 30, 1994 and 1995 is $246,000 and $172,000 of accrued interest receivable.

  The Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") for investments held as of or acquired after July 1, 1994. The Company has classified its short-term investments as available-for-sale. The adoption of FAS 115 did not have a material impact on the Company's financial position or results of operations.

 Concentration of Credit and Market Risk and Off Balance Sheet Risk

  The Company invests its excess cash principally in marketable securities from a diversified portfolio of institutions with strong credit ratings and, by policy, limits the amount of credit exposure at any one institution. These investments are generally not collateralized and primarily mature within one year. The Company has not realized any material losses from such investments in 1993, 1994 or 1995.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the life of the lease. Charges to costs and expenses for repairs and maintenance were $508,000, $534,000 and $422,000 for the years ended June 30, 1993, 1994 and 1995.

 Revenue Recognition

  Contract revenues (including profit, if any) are earned and recognized as work is performed. Contract payments received in advance of performance are recorded as deferred revenue. Subsequent contract revenues are recognized according to the provisions of each collaborative agreement, generally on a percentage-of-completion basis over the life of the contract.

 Statement of Cash Flows

  For purposes of the Statement of Cash Flows, cash equivalents are highly liquid investments purchased with an original maturity of three months or less. Non-cash financing activities are comprised primarily of capital lease obligations and were $85,000, $58,000 and $17,000, for 1993, 1994 and 1995.

 Income Taxes

  Effective July 1, 1993, the Company adopted, on a prospective basis, Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, deferred tax is recognized

                         AGOURON PHARMACEUTICALS, INC.

using the liability method, whereby tax rates are applied to cumulative temporary differences based on when and how they are expected to affect the tax return. The adoption of FAS 109 did not have a material impact on the Company's financial statements.

 Liquidity and Capital Resources

  As of June 30, 1995, the Company believes that its current capital resources, existing contractual commitments and the JT milestone payment of $24,000,000 which was received on August 24, 1995 (see Notes 4 and 9), will be sufficient to meet its operating needs through fiscal 1996. This belief is based on current research and clinical development plans, the current regulatory environment, historical industry experience in the development of therapeutic drugs and general economic conditions. However, the Company will need additional financing to meet the planned operating needs of fiscal 1997 and beyond. Such needs would include the expenditure of substantial funds to continue research and development activities, conduct existing and planned preclinical studies and tests, conduct human clinical trials and establish certain manufacturing, sales and marketing capabilities. As a result, the Company anticipates pursuing various financing alternatives, such as collaborative arrangements and additional public offerings or private placements of Company common or preferred stock. If such alternatives are not available, the Company may be required to delay or eliminate expenditures for certain of its potential products under development or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

NOTE 2--SHORT-TERM INVESTMENTS

  At June 30, 1995, the amortized cost and estimated fair value of short-term investments held as available-for-sale were as follows:

                                       AMORTIZED UNREALIZED UNREALIZED  FAIR
                                         COST      GAINS      LOSSES    VALUE
                                       --------- ---------- ---------- -------
                                                   (IN THOUSANDS)
      United States government
       securities.....................  $10,236     $ 5        $(60)   $10,181
      Corporate obligations...........    3,037       2         (16)     3,023
      Other interest bearing
       securities.....................    2,613      --          --      2,613
                                        -------     ---        ----    -------
                                        $15,886     $ 7        $(76)   $15,817
                                        =======     ===        ====    =======

  Realized gains and losses on the disposal of available-for-sale securities during 1995 totaled $3,000 and $7,000, respectively. The cost of securities sold is based upon the specific identification method. At June 30, 1995, scheduled maturities for available-for-sale securities were less than one year for $14,720,000 and between one and two years for $1,166,000. At June 30, 1995, short-term investments are carried on the balance sheet at amortized cost. The difference between amortized cost and fair value has not been reflected in stockholders' equity as such difference is not material.

                         AGOURON PHARMACEUTICALS, INC.

NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                              JUNE 30,
                                                       -----------------------
                                                          1994        1995
                                                       ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
      Accounts receivable:
        Employee receivables.......................... $      270  $       262
        Other receivables.............................         58           82
                                                       ----------  -----------
                                                       $      328  $       344
                                                       ==========  ===========
      Property and equipment, net:
        Scientific instrumentation.................... $    6,748  $     7,787
        Computer equipment............................      4,838        5,453
        Leasehold improvements........................      2,535        2,798
        Furniture and fixtures........................        794          944
                                                       ----------  -----------
                                                           14,915       16,982
        Less accumulated depreciation and
         amortization.................................     (8,817)     (11,344)
                                                       ----------  -----------
                                                       $    6,098  $     5,638
                                                       ==========  ===========
      Accrued liabilities:
        Accrued vacation.............................. $      489  $       623
        Other.........................................         30           60
                                                       ----------  -----------
                                                       $      519  $       683
                                                       ==========  ===========

NOTE 4--SIGNIFICANT CONTRACT AND GRANT ARRANGEMENTS

 Japan Tobacco Inc.

  In December 1992, the Company entered into an agreement with Japan Tobacco Inc. ("JT") to collaborate on the discovery, development and commercialization of novel therapeutic drugs which act on key proteins related to the human immune system ("JT 1992"). In February 1994, the Company expanded its strategic alliance with JT into the field of anti-viral drugs for the treatment of infections caused by hepatitis C, the herpes family of viruses and the rhinoviruses ("JT 1994"). In December 1994, the Company added its anti-HIV drug, VIRACEPT, to the JT collaboration with the execution of a worldwide development and licensing agreement ("JT HIV"). In January 1995, JT 1992 was canceled by mutual agreement and JT 1992 resources were reallocated to JT 1994 programs.

  Under the provisions of JT 1994, JT has agreed to make certain research payments to the Company of not less than $8,000,000 over a two year period ending December 1996. Such payments could approximate more than $21,000,000 over a four year period if certain technical milestones are achieved. In addition, JT made an up-front payment of $7,778,000, which is being amortized to revenue over a twenty-four month period. Under the provisions of JT HIV, JT has made payments of $30,000,000 to Agouron representing an initial payment of $2,500,000, a milestone payment of $3,500,000 in recognition of the satisfactory completion of a phase I clinical study and a second milestone payment of $24,000,000 in connection with JT's decision to commit to the further clinical development of VIRACEPT. Agouron and JT will ultimately share equally the costs of further development of VIRACEPT.

  Under the provisions of JT 1994, the Company will have exclusive rights to develop, manufacture and market anti-hepatitis C and anti-herpes drugs in the United States, Canada and Mexico. JT will have exclusive rights to develop, manufacture and market these drugs in Japan, Taiwan and South Korea. Outside the countries in which they respectively have exclusive rights, Agouron and JT will have co-exclusive rights to

                         AGOURON PHARMACEUTICALS, INC.

manufacture and market jointly developed anti-hepatitis C and anti-herpes drugs. Each company will pay royalties to the other based upon their respective sales of anti-hepatitis C and anti-herpes drugs. The Company will have exclusive, world-wide, royalty-free rights to develop, manufacture and market drugs for the treatment or prevention of infections by pathogenic rhinoviruses. JT will have the first right to negotiate for a license to develop, manufacture and market such anti-rhinovirus drugs in Japan and certain other countries in Asia. Under the provisions of JT HIV, Agouron has exclusive commercial rights to VIRACEPT (with the right to sublicense, subject to JT's right of first refusal) in the United States, Canada and Mexico. JT has exclusive commercial rights to VIRACEPT (with the right to sublicense, subject to Agouron's right of first refusal) in Japan and certain other countries in Asia. Exclusive commercial rights (with the right to sublicense) in Europe and all remaining countries of the world will be held by a joint venture owned equally by Agouron and JT. The two companies will share profits equally from the worldwide commercialization of VIRACEPT.

  Under the combined terms of the agreements, the Company has incurred costs of $1,144,000, $5,043,000 and $19,211,000 and recognized corresponding revenues of $2,156,000, $11,144,000 and $22,880,000 for the years ended June 30, 1993, 1994 and 1995.

  Under a separate agreement dated December 1992, JT purchased 155,844 shares of newly issued common stock for an aggregate purchase price of $3,000,000. Such purchase represented approximately 2% of the total outstanding common stock.

 Syntex (U.S.A.) Inc.

  In June 1993, the Company entered into an agreement with Syntex (U.S.A.) Inc. (now a subsidiary of Roche Holdings, Inc.) ("Roche"), to collaborate on the discovery of novel matrix metalloprotease inhibitor drugs for use against cancer and degenerative diseases such as rheumatoid arthritis and osteoarthritis. Under the provisions of the agreement, Roche has agreed to make certain research payments to the Company over a three-year period ending June 1996 of approximately $8,500,000. Under the agreement, the Company has incurred costs and recognized corresponding revenues of $120,000, $2,307,000 and $3,043,000 during the years ended June 30, 1993, 1994 and 1995. The Company is funding a portion of the activities associated with this collaboration on its own account. Under the terms of the agreement, the Company will have a royalty position in certain agreement products, if any, and other development and commercial rights in other agreement products, if any.

  Under a separate agreement dated June 1993, Syntex Corporation (Roche) purchased 155,844 shares of newly issued common stock for an aggregate purchase price of $3,000,000. Such purchase represented approximately 2% of the total outstanding common stock.

 Schering-Plough Corporation

  In April 1994, the Company and Schering-Plough Corporation completed a three-year collaborative research agreement providing for the discovery and development of anti-cancer drugs which target oncogenic ras proteins. Each company may pursue further discovery or development efforts in this program area at its sole discretion and expense with no subsequent obligations to the other company. Under the agreement, the Company has incurred costs and recognized corresponding revenues of $2,570,000 and $1,894,000 during the years ended June 30, 1993 and 1994.

 Eli Lilly and Company

  In April 1993, the Company and Eli Lilly and Company completed a five year collaborative research program in several therapeutic categories. Further development of any discoveries made in the program will

                         AGOURON PHARMACEUTICALS, INC.

be undertaken at each company's sole discretion and expense. Agouron has continuing commercial rights and/or financial interests in certain of these discoveries. During the collaborative research program, the Company has been reimbursed for certain costs incurred and has recognized revenues of $2,941,000 during 1993.

 National Institutes of Health

  The Company is currently the grantee organization for two grants from the National Institutes of Health to conduct research related to the Human Immunodeficiency Virus. Costs incurred and the corresponding reimbursement revenues recognized under various grant programs were $479,000, $956,000 and $799,000 for 1993, 1994 and 1995.

NOTE 5--LONG-TERM DEBT

  At June 30, 1994 and 1995, long-term debt and capital lease obligations were as follows:

                                                           1994         1995
                                                        -----------  ----------
      Notes payable, secured with personal property
       and a certificate of deposit for $400,000;
       interest at prime plus 1.5%; maturing September
       1995, June 1997 and November 1998..............  $ 1,169,000  $  931,000
      Capital leases, with interest rates between 6.7%
       and 16.5%, maturing at various dates through
       December 1998..................................    1,013,000     417,000
                                                        -----------  ----------
      Total long-term debt and capital lease
       obligations....................................    2,182,000   1,348,000
      Current portion of long-term debt...............   (1,190,000)   (768,000)
                                                        -----------  ----------
      Long-term debt..................................  $   992,000  $  580,000
                                                        ===========  ==========

  Maturities of long-term debt, excluding capital leases, are as follows:
1996--$445,000, 1997--$344,000, 1998--$100,000, 1999--$42,000 and 2000 and
thereafter $0.

NOTE 6--INCOME TAXES

  At June 30, 1994 and 1995, the Company has total deferred income taxes of $23,609,000 and $30,299,000, which have been fully reserved as follows:

                                                   JUNE 30, 1994  JUNE 30, 1995
                                                   -------------  -------------
      Deferred revenue............................ $  2,737,000   $  2,358,000
      Book and tax depreciation differences.......    1,588,000      1,664,000
      Accrued liabilities.........................      715,000        790,000
      Net operating loss carryforwards............   14,437,000     19,638,000
      Foreign tax credits.........................    1,237,000      1,913,000
      Research and development tax credits........    2,895,000      3,936,000
                                                   ------------   ------------
                                                     23,609,000     30,299,000
      Valuation allowance.........................  (23,609,000)   (30,299,000)
                                                   ------------   ------------
      Deferred taxes, net......................... $        --    $        --
                                                   ============   ============

  The Company has not recorded provisions for any United States income taxes due to net operating losses for tax reporting purposes. At June 30, 1995, the Company had net operating loss carryforwards for federal tax reporting purposes of approximately $53,509,000, expiring from 2000 through 2010. The Company also has federal research and development credit carryforwards of approximately $2,721,000 at June 30, 1995, expiring from 2000 through 2010. The future utilization of, or limitation as to the use of, net operating loss carryforwards for federal and state income tax purposes may be impacted by the issuance of additional equity securities.

                         AGOURON PHARMACEUTICALS, INC.

  As a result of California's partial conformity with federal provisions regarding net operating loss and research and development credit carryforwards, the Company has net operating loss and research and development credit carryforwards of approximately $15,055,000 and $1,215,000 for state tax reporting purposes at June 30, 1995, expiring from 1996 through 2010.

  Included in general and administrative costs and expenses at June 30, 1993, 1994 and 1995 is approximately $116,000, $611,000 and $863,000 of foreign tax expense associated with the contract research payments from JT.

NOTE 7--STOCKHOLDERS' EQUITY

 Stock Options

  The Company has two stock option plans whereby 3,220,000 shares of common stock have been reserved for issuance to its officers, directors, employees and consultants. The plans, as amended, are administered by the Board of Directors or its designees and provide generally that, for incentive stock options, the exercise price shall not be less than the fair market value of the shares at the date of grant and, for certain non-qualified stock options, the price shall not be less than 85% of the fair market value of the shares at the date of grant and may be at any price determined by the Board of Directors for others. The options expire not later than ten years from the date of the grant and generally become exercisable ratably over a four-year period beginning one year from the grant date. As of June 30, 1995, 293,636 of these options had been exercised, 1,107,922 were exercisable and 340,672 shares of common stock remain available for option grant. The following table summarizes stock option activity for 1993 through 1995:

                                                         SHARES        PRICE
                                                        ---------  -------------
      Outstanding June 30, 1992........................   803,278
       Options granted.................................   494,239  $ 7.88-$13.88
       Options exercised...............................    (2,500)   7.38-  9.15
       Options canceled................................   (20,550)   7.38- 15.50
                                                        ---------
      Outstanding June 30, 1993........................ 1,274,467
       Options granted.................................   703,450    8.63- 16.00
       Options exercised...............................   (32,649)   5.40- 12.00
       Options canceled................................   (39,829)   7.88- 15.50
                                                        ---------
      Outstanding June 30, 1994........................ 1,905,439
       Options granted.................................   773,275   10.13- 24.50
       Options exercised...............................   (49,125)   5.40- 15.50
       Options canceled................................   (43,897)   7.88- 16.13
                                                        ---------
      Outstanding June 30, 1995........................ 2,585,692  $ 5.40-$24.50
                                                        =========

 Employee Stock Purchase Plan

  In December 1992, the shareholders approved an Employee Stock Purchase Plan ("ESPP") which commenced on January 1, 1993. Under the ESPP, 250,000 shares of common stock have been reserved for issuance and 190,613 shares remain available for purchase at June 30, 1995. Eligible employees may purchase shares of the Company's common stock through payroll deductions at prices equal to 85% of the fair market value of the common stock on either the first or last day of a purchase period. During 1995, 25,524 shares were issued at a price of $9.24 per share and 6,145 shares were issued at a price of $9.88 per share. During 1994, 10,073 shares were issued at a price of $8.2875 per share and 9,220 shares were issued at a price of $9.35 per share. During 1993, 8,425 shares were issued at a price of $8.2875 per share.

                         AGOURON PHARMACEUTICALS, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

 Stock Warrants

  As part of certain financing arrangements in 1986, the Company issued a warrant to purchase 45,000 shares of the Company's common stock at a per share price of $6.30. This warrant is currently exercisable and expires in July 1996.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  Certain scientific instrumentation and computer and other equipment are subject to leases which are classified as capital leases. At June 30, 1994 and 1995, $2,601,000 ($624,000, net) and $2,364,000 ($227,000, net) of such leased equipment were included in property and equipment.

  Rental expenses (principally for leased facilities under long-term operating lease commitments) were $1,502,000, $1,973,000 and $2,198,000 for 1993, 1994 and 1995. Future minimum payments for capital and operating leases at June 30, 1995 are as follows:

                                                          CAPITAL    OPERATING
                                                           LEASES     LEASES
                                                          --------  -----------
      1996............................................... $350,000  $ 2,579,000
      1997...............................................   56,000    2,565,000
      1998...............................................   37,000    2,244,000
      1999...............................................    8,000    2,295,000
      2000...............................................      --     2,411,000
      Thereafter.........................................      --     2,291,000
                                                          --------  -----------
      Total minimum lease payments.......................  451,000  $14,385,000
                                                                    ===========
      Less amount representing interest..................  (34,000)
                                                          --------
      Obligation under capital leases.................... $417,000
                                                          ========

  The Company is involved in certain legal proceedings generally incidental to its normal business activities. While the outcome of any such proceedings cannot be accurately predicted, the Company does not believe the ultimate resolution of any such existing matters should have a material adverse effect on its financial position or results of operations.

NOTE 9--SUBSEQUENT EVENT

  On August 24, 1995 the Company received a $24,000,000 milestone payment from JT along with JT's commitment to continue with the clinical development of VIRACEPT. JT's actions were taken after their review and evaluation of a number of factors including certain results from two pilot phase II clinical studies of VIRACEPT.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Incorporation of Certain Information by Reference........................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Capitalization...........................................................  12
Price Range of Common Stock and
 Dividend Policy.........................................................  13
Dilution.................................................................  13
Selected Financial Data..................................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations                                                             15
Business.................................................................  17
Management...............................................................  31
Description of Securities................................................  33
Underwriting.............................................................  35
Legal Matters............................................................  37
Experts..................................................................  37
Available Information....................................................  37
Financial Statements..................................................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,000,000 SHARES

                    [LOGO OF AGOURON PHARMACEUTICALS, INC.]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                           PAINEWEBBER INCORPORATED

                         ROBERTSON, STEPHENS & COMPANY

                                ---------------

                                        , 1995

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED AUGUST 24, 1995

                               2,000,000 SHARES

                    [LOGO OF AGOURON PHARMACEUTICALS, INC.]

                                 COMMON STOCK

                                  -----------

  ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY AGOURON PHARMACEUTICALS, INC. OF THE 2,000,000 SHARES OF COMMON STOCK OFFERED, 400,000 SHARES ARE BEING OFFERED IN AN INTERNATIONAL OFFERING OUTSIDE OF THE UNITED STATES AND CANADA (THE "INTERNATIONAL SHARES") AND 1,600,000 SHARES ARE BEING OFFERED IN A CONCURRENT OFFERING IN THE UNITED STATES. THE PRICE TO THE PUBLIC AND THE AGGREGATE UNDERWRITING DISCOUNTS AND COMMISSIONS PER SHARE WILL BE IDENTICAL FOR BOTH OFFERINGS. SEE "UNDERWRITING."

  THE COMMON STOCK IS TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL AGPH. ON AUGUST 21, 1995, THE CLOSING SALE PRICE OF THE COMMON STOCK AS REPORTED BY NASDAQ WAS $34.25 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY."


  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 5.


                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE A
      CCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO

                    THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 Underwriting
                                       Price     Discounts and   Proceeds to
                                     to Public   Commissions(1)   Company(2)
----------------------------------------------------------------------------
Per Share.........................   $            $              $
----------------------------------------------------------------------------
Total.............................  $            $              $
----------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3).........  $            $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting."

(2) Before deducting expenses estimated at $350,000, which are payable by the Company.

(3) Assuming exercise in full of the 45-day option granted by the Company to the Underwriters to purchase up to 300,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                                  -----------

  The International Shares are offered by the International Underwriters, subject to prior sale, when, as and if delivered to and accepted by the International Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock offered
hereby will be made in New York City on or about             , 1995.

                                  -----------

PAINEWEBBER INTERNATIONAL                     ROBERTSON, STEPHENS & COMPANY

                                  -----------

               THE DATE OF THIS PROSPECTUS IS       , 1995.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

  THE INTERNATIONAL SHARES MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR CANADA OR TO ANY PERSON WHO IS A UNITED STATES OR CANADIAN PERSON, AS PART OF THE DISTRIBUTION OF THE INTERNATIONAL SHARES. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT OF 1986 AND THE COMPANIES ACT OF 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE COMMON STOCK, IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM, MUST BE COMPLIED WITH. FOR A DESCRIPTION OF THESE AND OTHER RESTRICTIONS ON THE OFFERING AND SALE OF THE SHARES, SEE "UNDERWRITING."

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Agouron's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A having an effective date of June 16, 1987 (file number 0-15609), are hereby incorporated by reference in this Prospectus, except as superseded or modified herein. All documents filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. Agouron will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at Agouron's executive offices at 10350 North Torrey Pines Road, La Jolla, California 92037; (619) 622-8000.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]
      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  The following is a general discussion of the material United States federal tax consequences of the ownership and disposition of Common Stock by a person (a "non-U.S. Holder") that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position. Each holder is urged to consult a tax advisor with respect to the United States federal tax consequences of holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign or other taxing jurisdiction. This discussion assumes that any distribution by the Company to a non-U.S. Holder will consist solely of cash.

  Dividends paid to a non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States. Dividends received by such non-U.S. Holder that are effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States are exempt from the withholding tax described above. A non-U.S. Holder may claim this exemption by filing Form 4224 (Exemption From Withholding of Tax on Income Effectively Connected with the Conduct of Trade or Business in the United States) with the Company or its dividend paying agent. In order to claim the benefit of an applicable tax treaty rate, a non-U.S. Holder may have to file with the Company or its dividend-paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

  A non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, (ii) in the case of a non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale, (iii) the non-U.S. Holder has owned more than 5% of the Common Stock at any time during the five-year period ending on the date of the disposition of such interest and the Common Stock is, at the time of the disposition, a United States real property interest within the meaning of section 897(c)(1) of the Code, or (iv) the non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to expatriates.

  Common Stock held by a non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock to a non-U.S. Holder at an address outside the United States. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a sale of Common Stock by a foreign office of a United States broker, or certain foreign brokers, unless the broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

  A non-U.S. Holder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

  The tax consequences to non-U.S. Holders who acquire Common Stock through partnerships engaged in a trade or business in the United States may be different from those discussed above.

  These backup withholding and information reporting rules are under review by the United States Treasury and their application to the Common Stock could be changed by future regulations.

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]
                                  UNDERWRITING

  Upon the terms and subject to the conditions of the Underwriting Agreement (the "International Underwriting Agreement") among the Company and the Underwriters named below (the "International Underwriters"), for whom PaineWebber International (U.K.) Ltd. and Robertson, Stephens & Company, L.P. are acting as Managers (the "Managers"), and concurrently with the sale of an aggregate of 1,600,000 shares of Common Stock to the U.S. Underwriters (as defined below), the International Underwriters severally have agreed to purchase from the Company and the Company has agreed to sell to the International Underwriters severally, 400,000 shares of Common Stock, which in the aggregate equal the number of shares set forth opposite the names of such International Underwriters below:

                                                                          NUMBER
                                                                            OF
      INTERNATIONAL UNDERWRITERS                                          SHARES
      --------------------------                                          -------
      PaineWebber International (U.K.) Ltd...............................
      Robertson, Stephens & Company, L.P.................................
                                                                          -------
          Total.......................................................... 400,000
                                                                          =======

  The Company also has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with certain underwriters in the United States (the "U.S. Underwriters"; and, together with the International Underwriters, the "Underwriters") for whom PaineWebber Incorporated and Robertson, Stephens & Company, L.P. are acting as Representatives (the "Representatives"). Subject to the terms and conditions of the U.S. Underwriting Agreement, and concurrently with the sale of 400,000 shares of Common Stock to the International Underwriters, the Company has agreed to sell to the U.S. Underwriters severally, and the U.S. Underwriters severally have agreed to purchase, an aggregate of 1,600,000 shares of Common Stock. The initial public offering price per share and the total underwriting discount per share will be identical in the International Underwriting Agreement and the U.S. Underwriting Agreement with respect to all shares of Common Stock being purchased by the Underwriters from the Company.

  In the International Underwriting Agreement and the U.S. Underwriting Agreement, the several International Underwriters and the several U.S. Underwriters, respectively, have agreed, subject to certain conditions, to purchase all of the shares of Common Stock being sold pursuant to each such Agreement (other than those covered by the over-allotment options described below), if any are purchased. The International Underwriting Agreement provides that, in the event of a default by an International Underwriter, in certain circumstances, the purchase commitments of non-defaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated, and the U.S. Underwriting Agreement provides that in the event of a default by a U.S. Underwriter, in certain circumstances, the purchase commitments of nondefaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated. The sales of Common Stock to be purchased by the International Underwriters and the U.S. Underwriters are conditioned upon one another.

  The Company has been advised by the Managers that the Underwriters propose to offer the shares of Common Stock in part to the public at the price to the public set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include Underwriters) at such price less a
concession not in excess of $     per share; and that the Underwriters and such
dealers may reallow a discount not in excess of $      per share to other
dealers, including the Underwriters. After the commencement of the public offering, the public offering price, the concession to selected dealers and the discount to other dealers may be changed by the Managers and the Representatives.

  Each International Underwriter has represented and agreed that, as part of the distribution of the International Shares, (a) it is not purchasing any International Shares for the account of any United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International offering to any

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS] person within the United States or Canada or to any United States or Canadian Person. Each U.S. Underwriter has represented and agreed that, as part of the distribution of the U.S. Shares, (a) it is not purchasing any U.S. Shares for the account of anyone other than a United States Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus to any person outside the United States or to anyone other than a United States Person. The foregoing limitations do not apply to stabilization transactions or to sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any individual who is a resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision of either thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

  Sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The per share price of any shares sold shall be the price to the public set forth on the cover page of this Prospectus less an amount not greater than the per share amount of the concession to dealers set forth above. To the extent there are sales between the International Underwriters and the U.S. Underwriters, the number of shares of Common Stock initially available for sale by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Each International Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Common Stock other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985 of the United Kingdom, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom any document may otherwise lawfully be issued or passed on.

  The Company has granted to the U.S. Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, under which the U.S. Underwriters may purchase up to 300,000 additional shares of Common Stock from the Company at the price to the public set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The U.S. Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the U.S. Underwriting Agreement.

  The Company and certain of the Company's current shareholders, including all directors and executive officers of the Company, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or rights to acquire shares of Common Stock, for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Common Stock being offered hereby has been passed upon for the Company by Ferris & Britton, a professional corporation, San Diego, California. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby.

                                    EXPERTS

  The financial statements as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 included in this Prospectus and the financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1995 have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices:
Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on The Nasdaq Stock Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Incorporation of Certain Information by Reference........................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Capitalization...........................................................  12
Price Range of Common Stock and
 Dividend Policy.........................................................  13
Dilution.................................................................  13
Selected Financial Data..................................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations                                                             15
Business.................................................................  17
Management...............................................................  31
Description of Securities................................................  33
Certain United States Tax Consequences to
 Non-United States Holders...............................................  35
Underwriting.............................................................  36
Legal Matters............................................................  38
Experts..................................................................  38
Available Information....................................................  38
Financial Statements..................................................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               2,000,000 SHARES

                    [LOGO OF AGOURON PHARMACEUTICALS, INC.]

                                 COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                           PAINEWEBBER INTERNATIONAL

                         ROBERTSON, STEPHENS & COMPANY

                                ---------------

                                        , 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts shown are estimates, except the registration fee and the NASD filing fee.


Securities and Exchange Commission Registration Fee...........   $ 22,653
NASD Filing Fee and Expenses..................................      7,070
Transfer Agent's Fee and Expenses.............................     10,000
Accounting Fees and Expenses..................................    100,000
Legal Fees and Expenses.......................................     50,000
Blue Sky Fees and Expenses (including legal fees and expenses)     10,000
Printing and Engraving........................................     85,000
Miscellaneous.................................................     65,277
                                                                 --------
                                                                 $350,000
                                                                 ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California General Corporation Law generally provides indemnification to officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

  Article VII of the articles of incorporation of the Company provides that liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Further,
Article VIII of the articles of incorporation authorizes the Company to provide indemnification of agents (as defined in Section 317) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by
Section 317, subject to the limits on such excess indemnification set forth in
Section 317.

  Section 3.15 of the bylaws of the Company authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than actions by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company. Section 3.15 also authorizes the Company to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Company against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith.

  Any indemnification under Section 3.15 is to be made by the Company only if authorized in the specific case upon determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct required by Paragraphs 3.15.2 or 3.15.3 of the bylaws.

  Pursuant to authorization provided under the articles of incorporation and the bylaws, the Company has entered into indemnification agreements with each of its present directors. The Company has also entered into similar agreements with certain of the Company's officers who are not directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification.
Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses) for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

  Section 3.15 of the bylaws also provides that, in the event of a determination by the Board of Directors of the Company to purchase insurance for certain of its agents, the Company shall purchase and maintain insurance on behalf of any such agent against liability asserted against or incurred by the agent in such capacity or arising out of the agent's status, whether or not the Company would have the power to indemnify the agent against such liability under the provisions of Section 3.15.

  The Company has in effect directors and officers liability insurance policies which insure directors and officers of the Company. The policies expire on October 13, 1995 and provide a combined total limit of $5,000,000 per policy year. Although the Company intends to renew the policies on or before their expiration date, there can be no assurance that the policies will be renewed on terms acceptable to the Company. Under the policies, the directors and officers of the Company are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. In addition, the policies insure the Company against losses for which its directors and officers are entitled to indemnification, subject to a retention of $250,000 payable by the Company. The policies are "claims made" policies and provide coverage only for losses arising out of claims first made against the Company and reported to the insurer during the policy period.


ITEM 16.  EXHIBITS

  The following is a list of all exhibits filed as part of the Registration
Statement:

Exhibit
Number   Description
------   -----------

  1.1++  Form of U.S. Underwriting Agreement (Proof of July 29, 1995).

  1.2++  Form of International Underwriting Agreement (Proof of July 28, 1995).

  4*     Restated Articles of Incorporation.

  5      Opinion of Ferris & Britton, A P.C., regarding legality.

 23.1    Consent of Independent Accountants.

 23.2    Consent of Counsel for Company (contained in Exhibit 5).

 24++ Power of Attorney of Board of Directors (contained on signature page of this Registration Statement.
--------
*   Incorporated by Reference to Form 10-Q for the Quarter ended December 31,
    1992.

++  Previously filed.


ITEM 17.  UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN DIEGO, STATE OF CALIFORNIA, ON THE 24TH DAY OF AUGUST, 1995.

                                             AGOURON PHARMACEUTICALS, INC.


                                             BY:   /s/ PETER JOHNSON
                                                 -------------------------
                                                       PETER JOHNSON,
                                                         PRESIDENT



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                    TITLE                      DATE
-----------------------------   --------------------------------   ---------------

      Peter Johnson             President, Chief Executive         August 24, 1995
-----------------------------   Officer and Director
      Peter Johnson

      Steven S. Cowell          Vice President, Finance and        August 24, 1995
-----------------------------   Chief Financial Officer
      Steven S. Cowell

      Gary E. Friedman          Vice President, General Counsel,   August 24, 1995
-----------------------------   Secretary and Director
      Gary E. Friedman

     *John N. Abelson           Director                           August 24, 1995
-----------------------------
      John N. Abelson

     *Patricia M. Cloherty      Director                           August 24, 1995
-----------------------------
      Patricia M. Cloherty

     *A.E. Cohen                Director                           August 24, 1995
-----------------------------
      A.E. Cohen

     *Michael E. Herman         Director                           August 24, 1995
-----------------------------
      Michael E. Herman

     *Irving S. Johnson         Director                           August 24, 1995
-----------------------------
      Irving S. Johnson

     *Antonie T. Knoppers       Director                           August 24, 1995
-----------------------------
      Antonie T. Knoppers

     *Melvin I. Simon           Director                           August 24, 1995
-----------------------------
      Melvin I. Simon


*By: Gary E. Friedman
     ------------------------
     Gary E. Friedman
     Attorney in Fact


                                 EXHIBIT INDEX

Exhibit
Number   Description                                                                     Page
------   -----------                                                                    ------

 1.1++   Form of U.S. Underwriting Agreement (Proof of July 29, 1995)

 1.2++   Form of International Underwriting Agreement (Proof of July 28, 1995).

 4*      Restated Articles of Incorporation

 5       Opinion of Ferris & Britton, A P.C., regarding legality

 23.1    Consent of Independent Accountants

 23.2    Consent of Counsel for Company (contained in Exhibit 5)

 24++ Power of Attorney of Board of Directors (contained on signature page of this Registration Statement)

----------------
*   Incorporated by Reference to Form 10-Q for the Quarter ended December 31,
    1992.

++  Previously filed.